AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2008

INVESTMENT COMPANY ACT FILE NO. 811-22196

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

AMENDMENT NO. 1	☒

LEGG MASON PERMAL GLOBAL

ACTIVE STRATEGIES MASTER FUND

(Exact name of Registrant as specified in charter)

55 Water Street

New York, NY 10041

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 805 - 6024

Robert I. Frenkel
Legg Mason
300 First Stamford Place
Stamford, CT 06902

(Name and address of agent for service)

PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

Sarah E. Cogan

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, shares of beneficial interest (the “Shares”) in the Registrant are not being registered under the Securities Act of 1933, as amended (the  “1933 Act”), since such Shares will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by individuals or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.          FEE TABLE AND SYNPOSIS

The following table illustrates the approximate expenses and fees that investors (the “Shareholders”) in Legg Mason Permal Global Active Strategies Master Fund (the “Master Fund”) are expected to bear directly or indirectly.

ANNUAL EXPENSES (as a percentage of average net assets)
Management Fee	1.00%
Other Expenses (1)	0.54%
Total expenses incurred directly by the Master Fund	1.54%

Acquired Fund (Portfolio Fund) Fees and Expenses (2)	7.94%

TOTAL ANNUAL EXPENSES	9.48%

(1)	“Other Expenses” are estimated for the current fiscal year.

(2)

The Acquired Fund (Portfolio Fund) Fees and Expenses are comprised of the Master Fund’s estimated share of operating expenses and performance based incentive fees of the wide range of underlying investment vehicles in which it invests (the “Portfolio Funds”). The costs incurred at the underlying Portfolio Fund level include management fees, administration fees, professional fees, incentive fees and other operating expenses. In addition, the underlying Portfolio Funds also incur trading expenses, including interest and dividend expenses, which are the by-product of leveraging or hedging activities employed by the Portfolio Managers in order to seek to enhance or preserve the Portfolio Funds’ returns.

The purpose of the table above is to assist prospective investors in understanding the various fees and expenses Shareholders will bear directly or indirectly.

The following example is intended to help you compare the cost of investing in the Master Fund with the cost of investing in other funds.  The assumed 5% annual return, which is required by the Securities and Exchange Commission (the “SEC”), is not a prediction of, and does not represent, the projected or actual performance of the Master Fund.

Examples

You would pay the following fees and expenses on a $1,000 investment, assuming a 5% annual return:

1 YEAR	3 YEARS	5 YEARS	10 YEARS
$93	$267	$425	$761

The example above is based on the estimated fees and expenses set out above.  Actual expenses may be greater or less than those shown.  The rate of return of the Master Fund may be greater or less than the hypothetical 5% return used in the example.  A greater rate of return than that used in the example would increase the dollar amount of the investment advisory fee paid by the Master Fund.  The examples set forth above also include the “Acquired Fund (Portfolio Fund) Fees and Expenses” set forth in the fee table, an indirect expense of Shareholders.

ITEM 8.          GENERAL DESCRIPTION OF THE REGISTRANT

Item 8.1.        General

Legg Mason Permal Global Active Strategies Master Fund (the “Master Fund”) is a recently formed statutory trust under the laws of the State of Delaware and is registered under the 1940 Act as a closed-end, non-diversified management investment company. Shares in the Master Fund will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Master Fund may be made only by individuals or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act.  This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

The Master Fund’s investment objective is to produce investment returns that have lower risk and less volatility than traditional investment returns and over time produce above-market returns.  The Master Fund generally pursues its investment objective by allocating assets and investing primarily in hedge funds, commodity pools, funds-of-funds and other alternative investment pools (collectively, “Portfolio Funds”) managed by investment managers (the “Portfolio Managers”) as identified by Permal Asset Management Inc., the Master Fund’s investment sub-adviser (the “Sub-Adviser”). Portfolio Managers may employ any investment strategy or technique and may invest in securities of any region or country.  The strategies of the Portfolio Managers may include, but are not limited to, global equity long/short, global macro, global fixed income hedge and global event driven (including distressed debt and arbitrage) strategies.  The Portfolio Managers generally will not be affiliates of the investment adviser (the “Manager”) or the Sub-Adviser. The Master Fund is a “fund of hedge funds” that provides a means for investors to participate in investments in Portfolio Funds that pursue a variety of alternative strategies.

Item 8.2.        Investment Objective and Policies

INVESTMENT OBJECTIVE

The Master Fund’s investment objective is to produce investment returns that have lower risk and less volatility than traditional investment returns and over time to produce above-market returns.  The Master Fund’s investment objective is non-fundamental and may be changed by the Board without the approval of the Shareholders.  There is no assurance that the Master Fund will achieve its investment objective.

INVESTMENT STRATEGY AND PROCESS

The Master Fund will provide access to a broad range of investment strategies and asset categories, Portfolio Managers and overall asset allocation services typically available on a collective basis to larger institutions.  The Master Fund generally pursues its investment objective by allocating assets and investing primarily in Portfolio Funds managed by the Portfolio Managers as identified by the Sub-Adviser.  The Portfolio Managers generally will not be affiliates of the Manager or the Sub-Adviser.  Portfolio Managers may employ any investment strategy or technique and may invest in securities of any region or country. The Master Fund seeks positive uncorrelated returns to those of the broader equity and bond markets.

Although the Master Fund is not required to maintain exposure to any particular strategy, the Sub-Adviser anticipates that the Master Fund will typically gain exposure, through its investment in Portfolio Funds, to a number of common alternative investment strategies across varying markets and risk profiles.  It is anticipated that generally the Master Fund will allocate assets among approximately 30 to 50 Portfolio Managers.  However, assets may be allocated to more than 50 or less than 30 Portfolio Managers at the discretion of the Sub-Adviser.  In general, the Master Fund will be dynamically allocated among the following four broad categories involving both equity and fixed income securities of domestic and global issuers:

•                  Equity long/short

•                  Macro

•                  Fixed income hedge

•                  Event driven, including distressed debt and arbitrage strategies

The Master Fund, however, is not limited with respect to the types of investment strategies, including the investment strategies described above, that may be employed or the markets (including non-U.S. markets) or types of instruments in which it may invest.

In general, interests in the Portfolio Funds are not freely tradable and/or have substantial transfer restrictions. In addition, the Portfolio Funds have no active trading market, and generally have limited rights as to redemption. See “Risk Factors — Risks Related to an Investment in a Fund — Illiquidity of Investments in Portfolio Funds.”

The Sub-Adviser decides how many Portfolio Managers it will invest with and allocates assets to Portfolio Funds and Portfolio Managers based upon, among other things, quantitative and qualitative techniques and risk management guidelines that seek exposure to the four broad categories listed above.  Such quantitative and qualitative factors may include, but are not limited to, general type of strategy employed; risk control policies and history; duration and speed of recovery from drawdowns; depth of experience; organizational infrastructure; fee levels; reputation in the industry; ability to perform in up and down markets, and enhanced returns and/or lower volatility.  The Master Fund is a non-diversified under the 1940 Act and may thus concentrate its assets in fewer issuers than a fund that is organized as a “diversified” fund under the 1940 Act.

The Sub-Adviser may emphasize certain strategies that the Sub-Adviser believes are more likely to be profitable than others due to its assessment of prevailing market conditions.  Based upon the number of available Portfolio Managers pursuing an investment strategy and the Sub-Adviser’s view of the investment potential and benefits of such strategy, certain of the Portfolio Funds selected by the Sub-Adviser may be allocated substantially larger portions of the Master Fund’s assets than other Portfolio Funds. The Sub-Adviser will conduct periodic reviews of each Portfolio Fund’s performance and make allocations and reallocations of Master Fund assets based upon an ongoing evaluation of investment performance, changes in the investment strategies or capabilities of Portfolio Funds and changes in market conditions.

Portfolio construction reflects both a top-down and bottom-up approach.  The bottom-up process includes idea generation, due diligence and portfolio monitoring with respect to Portfolio Managers and Portfolio Funds.  While Portfolio Manager selection is primarily a bottom-up approach, the Sub-Adviser establishes a top-down macroeconomic view that forms the basis for setting target allocations for each major strategy and region.

The Master Fund will rely on the Sub-Adviser’s ability to select appropriate investment strategies and to select and monitor Portfolio Managers to implement such strategies.  Because the Sub-Adviser generally will not trade the Master Fund’s assets itself (other than in allocating assets to Portfolio Funds), prospective investors should consider that their return will be largely dependent on the ability of the Sub-Adviser to select Portfolio Managers who perform well over time.

The Sub-Adviser anticipates that the number and identity of Portfolio Funds will vary over time, at the Sub-Adviser’s discretion, as a result of allocations and reallocations among existing and new Portfolio Funds and the performance of each Portfolio Fund as compared to the performance of the other Portfolio Funds.  The Sub-Adviser may select new Portfolio Funds, or redeem or withdraw from Portfolio Funds, at any time without prior notice to, or the consent of, Shareholders in the Master Fund.  There is no minimum or maximum number of Portfolio Funds in which the Master Fund must be invested.  The Sub-Adviser, however, will not allocate more than 20% of the Master Fund’s net assets (measured at the time of investment) to any Portfolio Fund, but may invest more than 20% of the Master Fund’s net assets (measured at the time of investment) in two or more Portfolio Funds managed by the same Portfolio Manager.

To the extent that the Master Fund’s assets are not fully invested in Portfolio Funds or are not used to reduce the overall level of borrowing, the Master Fund intends to invest such assets principally in U.S. Treasury bills, in short-term deposits with banks and other financial institutions, or in overnight repurchase agreements with banks and other financial institutions.  The Master Fund may also invest uninvested cash balances in affiliated money market funds.

Except as otherwise stated in this Prospectus, the investment policies, strategies and restrictions of the Master Fund are not fundamental and may be changed by the Board without the approval of the Shareholders.

The following is a description of the four broad categories of Portfolio Funds in which the Master Fund will generally invest:

Equity Long/Short

U.S. Equity

The Master Fund may invest in Portfolio Funds that invest in publicly traded equity securities issued by U.S. companies.  These securities will typically trade on the New York Stock Exchange (“NYSE”), American Stock Exchange (“AMEX”) or the NASDAQ Stock Market (“Nasdaq”), although they may trade on other exchanges and/or markets as well.

International Equity

The Master Fund may also invest in Portfolio Funds that invest in publicly traded equity securities issued by foreign companies.  Although the Master Fund will generally focus on Portfolio Funds that invest in companies domiciled in “developed” countries, the Master Fund may also obtain exposure to developing or “emerging” markets through investments in Portfolio Funds that invest in such securities.  In addition, Portfolio Funds may purchase American Depositary Receipts (“ADRs”) of foreign companies, which are generally securities issued in the U.S. and traded on U.S. exchanges but that represent ownership of a foreign corporation. Portfolio managers may focus geographically (e.g. Europe, Japan, non-Japan Asia) or sectorally.

Opportunistic Equity

The opportunistic equity investments comprise Portfolio Funds that predominantly invest in all global markets, including the U.S. domestic markets, and predominantly invest in equity securities.  Portfolio Managers of these Portfolio Funds will opportunistically allocate capital to those markets around the globe which present the best opportunities for profit based on either the Portfolio Manager’s fundamental company valuation analysis or perceived macroeconomic shifts.

Traditional “Long” Equity Portfolios

As a part of its equity allocation, the Master Fund may invest in Portfolio Funds that, in turn, invest in publicly-traded equities on a long-only basis. Portfolio Managers will not typically hedge their positions.  Exposure to the “long” equity markets (domestic, international, and global) may include a variety of Portfolio Funds, some of which may focus on investing in the stocks of companies within a particular market capitalization range.

Short Selling

The short selling strategy involves selling short the stock of companies whose fundamentals, liability profile and/or growth prospects do not support current public market valuations.  A short sale involves the sale of a security that the Portfolio Fund does not own with the expectation of purchasing the same security (or a security exchangeable therefor) at a later date at a lower price.  To make delivery to the buyer, the Portfolio Fund must borrow the security, and the Portfolio Fund is obligated to return the security to the lender (which is accomplished by a later purchase of the security by the Portfolio Fund) and to pay any dividends paid on the borrowed security over the term of the loan.  In the U.S., when a short sale is made, the seller generally must leave the proceeds thereof with the broker and deposit with the broker an amount of cash or securities sufficient under applicable margin regulations and the requirements of the broker (which may be higher) to collateralize its obligation to replace the borrowed securities that have been sold.  If short sales are effected in foreign stocks, such transactions may be governed by local law.  A short sale involves the theoretically unlimited risk of an increase in the market price of the security that would result in a theoretically unlimited loss.  Short-selling can be used to capitalize on any divergence between the long-term value of a stock and the short-term pricing by capital markets of the same stock.  Portfolio Funds may combine short-selling with an equity index hedge to offset the impact of systemic equity risk on the Portfolio Fund’s short stock position.  Short-selling relies on, among other things, fundamental analysis, in-depth knowledge of accounting, an understanding of public market pricing and/or industry research.  There can be no assurance that any such hedging techniques will be successful or that the hedging employed by a Portfolio Manager will not have the negative effect of lowering overall returns, or creating losses, in the portfolio or with respect to the applicable position.

Macro

Portfolio Funds utilizing macro strategies typically seek to generate profits from changes in global economic conditions and the price movements in various asset classes that will result from these changes (e.g., interest rates, commodities, currencies, equities). These strategies may include positions in the cash, currencies, futures, options, forward and other derivative markets. These Portfolio Funds may employ such approaches as long strategies, short strategies, long/short strategies, warrant and option arbitrage, hedging strategies, inter-market and intra-market equity spread trading, and other special situation investing. Trading positions will generally be held both long and/or short in both U.S. and non-U.S. markets. Some of the Portfolio Funds may rely principally on strategies that are based on fundamental, macro-economic analysis, while others may rely principally on strategies based on quantitative model or technical analysis. The macro strategies may assume aggressive investment postures with respect to position concentrations, use of leverage, portfolio turnover, and the various investment instruments used.

With a broader global scope, returns for the macro strategy generally exhibit little to no correlation with the broader domestic equity and bond markets.  There can be no assurance that any such hedging techniques will be successful or that the hedging employed by the Portfolio Funds will not have the negative effect of lowering overall returns, or creating losses, in the portfolio.

Fixed Income Hedge

Fixed Income Hedge Portfolio Managers invest long and short primarily in corporate debt instruments across the capital structure of companies, based on fundamental credit analysis. These managers run portfolios that have flexible mandates allowing them to invest in a large variety of corporate debt securities, enter short positions, employ leverage, run concentrated portfolios, and hedge credit and interest rate risk in their books.

Instruments traded by Fixed Income Hedge Portfolio Managers include bank debt, bonds, convertible bonds, preferred stock, convertible preferred stock, private placements, as well as common stock.  Although Fixed Income Hedge Portfolio Managers invest a portion of their portfolios in investment grade debt, they typically focus in high yield rated corporate debt and distressed debt.

High yield/distressed debt securities often trade at discounts to par value because many investors are either prohibited from, or willingly avoid, investing due to the complexity of determining the securities’ true risk/reward profile.  Accordingly, portfolios managed by Fixed Income Hedge Portfolio Managers typically experience significantly more volatility and risk than traditional fixed income Portfolio Funds. To mitigate some of this risk, the Portfolio Managers may use certain hedging tools, such as “shorting” securities in other portions of the capital structure (e.g., being “long” the high yield debt position and “short” the issuer’s common stock) in order to mitigate the risk associated with an investment in the company (which may well be highly leveraged).

Discrete alternative strategies within the fixed income investment style include:

Fundamental Long Short Credit:  This strategy involves performing intensive bottom up credit research on an issuer’s industry and company specific fundamental drivers, its financial condition, sources of liquidity and additional funding, access to capital markets, potential upgrade/downgrades by credit agencies, covenant protection of the corporate debt securities, asset coverage, seniority in the capital structure, interest coverage, and maturity of debt, among other fundamental factors that are important to assess an issuer’s creditworthiness.  Based on this analysis, the assessment of the supply and demand, technical factors of the corporate debt securities traded in the market, the managers may decide to take a direction position, either long or short, in a company’s debt security.  These Portfolio Managers typically identify specific catalysts in order to exploit these situations (e.g., exchange offers, workouts, financial reorganizations, other special credit event-related situations).  Typically, these managers run net long biased books, but can hedge the interest rate or credit risk exposure embedded in the portfolios when deemed appropriate.

Capital Structure Arbitrage:  The managers perform the same intensive bottom up credit research on an issuer described above under “Fundamental Long Short Credit”.  Based on this analysis, the managers look for inefficiencies in the relative pricing of securities within the same capital structure and may take a long position in a debt security, typically senior in the capital structure (e.g., bank debt or senior bond) and a parallel short position in other security, typically in subordinated bond, convertible bond, preferred stock or common stock.  For example, if the senior bonds and the subordinated bonds of a company are trading at very close yields and the manager believes a) the firm is likely to default and b) in bankruptcy the senior bonds will have a much higher recovery than the subordinated bonds, the manager may enter a long position in the senior bond and a short position in the subordinated bond.

Distressed Debt:  Distressed debt strategies entail investing in the debt of companies that have filed for bankruptcy court protection.  These securities generally trade at significant discounts to par value because of the complexity of the bankruptcy process and because certain classes of investors are precluded, based on their investment mandates, from holding defaulted instruments.  Distressed debt Portfolio Funds may take passive positions or seek active participation in the restructuring plan by participating on a creditors’ committee with the intent of improving the value of such securities upon consummation of a restructuring.  In order to achieve these objectives, distressed debt Portfolio Managers may purchase, sell, exchange, or otherwise deal in and with restricted or marketable securities including, without limitation, any type of debt security, trade claim, preferred or common stock, warrants, options, and hybrid instruments.  A significant portion of a distressed debt Portfolio Manager’s portfolio may be invested in restricted securities that may not be registered and for which a market may not be readily available, and therefore a significant portion of the portfolio may not be freely traded.  Investments may involve both U.S. and non-U.S. entities and may utilize leverage.

High Yield Debt:  The high yield debt strategy involves investing predominantly in the debt of financially troubled, or stressed, companies.  These companies are generally experiencing financial difficulties that have either led to a default on their indebtedness or increased the likelihood of default.  A default may be related to missing a payment of interest or principal when due (“payment default”), which is generally considered a major default, or more minor events of default, such as breaking a financial ratio (e.g., if the debt instrument requires a 2:1 cash flow to debt payment ratio, having a ratio of less than 2:1). These more minor events of default may be waived by the creditor (generally the trustee of the bond issuance), but evidence an increased likelihood that the issuer will not be able to pay the indebtedness when due.  High yield debt Portfolio Managers will generally consider, among other factors, the price of the security, the prospects of the company, the company’s history, management and current conditions when making investment decisions.  It is important to note that some or all of these factors may not be included in the construction of this portion of the portfolio.

High yield debt Portfolio Managers may deal in and with restricted or marketable securities and a significant portion of a high yield debt Portfolio Manager’s portfolio may be invested in restricted securities that may not be registered under the 1933 Act and for which a market may not be readily available (i.e., not freely traded).  Investments may involve both U.S. and non-U.S. entities and may utilize leverage.

High yield debt securities often trade at discounts (sometimes substantial discounts) to par value because many investors are either prohibited from, or willingly avoid, investing due to the complexity of determining the securities’ true risk/reward profile.  Accordingly, high yield debt Portfolio Funds typically experience significantly more volatility and risk than traditional fixed income Portfolio Funds. To mitigate some of this risk, a high yield Portfolio Manager may use certain hedging tools, such as “shorting” securities in other portions of the capital structure (e.g., being “long” the high yield debt position and “short” the issuer’s common stock) in order to mitigate the risk associated with an investment in the company (which may well be highly leveraged).  There can be no assurance that any such hedging techniques will be successful or that the hedging employed by the Portfolio Manager will not have the negative effect of lowering overall returns, or creating losses, in the portfolio or with respect to the applicable position.

Non-U.S. Debt:  Non-U.S. debt investing involves purchasing debt securities including bonds, notes and debentures issued predominantly by non-U.S. corporations; debt securities issued predominantly by non-U.S. governments; or debt securities guaranteed by non-U.S. governments or any agencies thereof. The strategy will generally consist of Portfolio Funds investing in non-U.S. fixed income portfolios and/or emerging markets debt securities.  Given the markets in which it invests, a significant portion of a non-U.S. debt Portfolio Fund’s portfolio may be invested in restricted securities that may not be registered and for which a market may not be readily available, and therefore a significant portion of the portfolio may not be freely traded.  Further, an investment in bonds issued by foreign governments or corporations may carry, among other things, significant geo-political risks, legal risks, currency risks (significant devaluations) and liquidity risks (lack of developed trading markets).

The Master Fund may invest in more than one non-U.S. debt Portfolio Manager or Portfolio Fund, with a goal of spreading exposure among macroeconomic risks, specific geographic market risk, currency risk, credit risk, and/or interest rate risk.  It is important to note that some or all of these factors may not be included in the construction of this portion of the Master Fund’s portfolio.

Given liquidity issues, currency risk, credit risk, interest rate risk and geo-political risks, non-U.S. debt Portfolio Funds experience significantly more volatility and risk than traditional fixed income Portfolio Funds.  To mitigate some of this risk, a non-U.S. debt Portfolio Manager may use certain hedging tools, such as “shorting” securities in other portions of the capital structure (e.g., being “long” the non-U.S. debt position and “short” the issuer’s common stock) or buying protection for a decline in the native currency or the U.S. dollar in order to mitigate the risk associated with an investment in a particular non-U.S. debt security.  There can be no assurance that any such hedging techniques will be successful or that the hedging employed by the Portfolio Manager will not have the negative effect of lowering overall returns, or creating losses, in the portfolio or with respect to the applicable position.

Event Driven

Event driven Portfolio Managers identify specific events that may have the potential to trigger significant change in the valuation of certain securities or financial instruments.  These Portfolio Managers attempt to identify specific catalysts in order to exploit these situations.  Discrete alternative strategies within the event driven investment style include:

Merger/Risk Arbitrage:  Merger arbitrage, sometimes called risk arbitrage, involves investment in event-driven situations such as leveraged buy-outs, mergers, and hostile takeovers.  Normally, the security of an acquisition target appreciates while the acquiring company’s securities decrease in value. Returns may be obtained through use of this alternative strategy by purchasing securities of the acquired company, and in some instances selling short securities of the acquiring company.  Portfolio Funds and Portfolio Managers may use equity options as an alternative to the outright purchase or sale of common stock.  Most merger arbitrage funds seek to hedge against market risk by utilizing derivative strategies, such as purchasing S&P 500 Index® put options or put option spreads.

Distressed/Stressed Debt & Equity:  This alternative strategy focuses on investing in performing and non-performing debt or equity securities of companies that are either experiencing financial distress or whose credit quality is poor but expected to improve.  Other distressed/stressed security situations include companies that are either experiencing a liquidity crisis, defaulting on their debt obligations or filing for Chapter 11 bankruptcy protection.  Investments using this strategy are typically made in anticipation of a strengthening of the company’s credit, a corporate event (e.g., a recapitalization, reorganization, liquidation, or repayment) or refinancing, and may be made in securities such as bank debt, bonds, trade or vendor claims, as well as other contractual and legal obligations, such as defaulted swap claims or judgments.  Portfolio Funds and Portfolio Managers may also invest in post-bankruptcy equity, typically received as part of a restructuring of defaulted debt into common stock.  Additionally, Portfolio Managers may often choose to participate by taking an active role in a company’s creditor and/or equity holder committees.  By investing in the above mentioned distressed or stressed securities, the objective of these Portfolio Funds is to obtain profits based upon the perceived material difference between the market value and intrinsic value of these securities, which is calculated based upon an analysis of the relevant assets and liabilities along with a company’s future projected cash flows.

Private Placements:  Regulation D under the 1933 Act allows for private placement of securities to certain investors, provided certain conditions are met.  Portfolio Funds may invest in privately placed securities such as structured discount convertibles.  Normally, such securities are privately offered to a Portfolio Fund by companies in need of timely financing.  The terms of any particular deal are reflective of the negotiating strength of the issuing company.  Once a deal is closed, there is a waiting period for the private share offering to be registered with the SEC.  A Portfolio Fund cannot publicly trade such securities before their registration with the SEC is effective; therefore its investment is illiquid until it becomes registered.  Portfolio Managers generally will hedge with purchases of registered common stock until the registration becomes effective and then liquidate the position gradually.

Special Situations:  Certain Portfolio Funds take advantage of special situations such as spin-offs, recapitalizations, tender offers, and other corporate restructurings, by seeking to purchase securities at substantial discounts to fair value and profit if the market recognizes the fair value.  Fair value is determined through extensive research and evaluation of the opportunity.

Other Investment Styles and Alternative Strategies

The Master Fund is not limited with respect to the types of investment strategies, including the investment strategies described above, that may be employed or the markets (including non-U.S. markets) or types of instruments in which it may invest, and allocations to different strategies will vary over time.  The Sub-Adviser will continuously seek attractive investment opportunities that it believes can be successfully exploited by Portfolio Funds and Portfolio Managers.  As such opportunities arise, the Sub-Adviser will seek to allocate the Master Fund’s assets to the Portfolio Funds and Portfolio Managers that the Sub-Adviser believes will most successfully exploit such opportunities.  Over time, as Portfolio Managers modify the strategies described above or create new strategies, the Master Fund reserves the right to invest therein to the extent the Sub-Adviser deems desirable.

There can be no assurance that the investment strategies employed by the Portfolio Funds or Portfolio Managers or the Sub-Adviser will be successful or result in the investment objective of the Master Fund being achieved.

Public Investment Vehicles and Other Investments

The Master Fund reserves the right to make investments in public investment vehicles and the right to use other investment strategies from time to time in seeking to achieve its investment objective.  These investments and strategies may include purchasing securities of other investment companies, such as exchange-traded funds, unit investment trusts, and open-end and closed-end funds; investing in business development companies; purchasing securities on a when-issued or delayed delivery basis; investing in foreign issuers; and using various derivative instruments, including financial instruments that are first created after the date of this Prospectus.  Investments in other investment companies will result in the Master Fund bearing its share of advisory and other fees of such vehicles.  The Master Fund may also make direct investments in securities, options, futures, options on futures, swaps and other financial instruments.  The Sub-Adviser believes that investing in these types of securities and financial instruments provides it with greater investment flexibility and may allow the Sub-Adviser to take advantage of investment opportunities more quickly and efficiently than would otherwise be the case.  These investments are subject to the limitations imposed by the 1940 Act and the rules thereunder.

Additional Methods of Investing in Portfolio Funds

The Master Fund will typically invest directly in a Portfolio Fund by purchasing an interest in such Portfolio Fund.  There may be situations, however, where a Portfolio Fund is not open or available for direct investment by the Master Fund.  Such an instance may arise, for example, where the Master Fund’s proposed allocation does not meet a Portfolio Fund’s investment minimums.  On occasions where the Sub-Adviser determines that an indirect investment is the most effective or efficient means of gaining exposure to a Portfolio Fund, the Master Fund may invest in a Portfolio Fund indirectly by purchasing a structured note or entering into a swap or other contract paying a return approximately equal to the total return of a Portfolio Fund.  In each case, a counterparty would agree to pay to the Master Fund a return determined by the return of the Portfolio Fund, in return for consideration paid by the Master Fund equivalent to the cost of purchasing an ownership interest in the Portfolio Fund.  Indirect investment through a swap or similar contract in a Portfolio Fund carries with it the credit risk associated with the counterparty.  Indirect investments will generally be subject to transaction and other fees, which will reduce the value of the Master Fund’s investment.  There can be no assurance that the Master Fund’s indirect investment in a Portfolio Fund will have the same or similar results as a direct investment in the Portfolio Fund, and the Master Fund’s value may decrease as a result of such indirect investment.  When the Master Fund makes an indirect investment in a Portfolio Fund by investing in a structured note, swap, or other contract intended to pay a return equal to the total return of such Portfolio Fund, such investment by the Master Fund may be subject to additional regulations.  The Master Fund may also invest in a separate account managed by a Portfolio Manager if investment in such Portfolio Manager’s Portfolio Fund is not possible or practicable.

PORTFOLIO CONSTRUCTION AND PROCESS

General.  The Sub-Adviser allocates the Master Fund’s assets among Portfolio Funds and Portfolio Managers using its diverse knowledge and experiences to assess the capabilities of the Portfolio Managers and to determine an appropriate mix of investment strategies, asset classes, sectors and styles given the prevailing economic and investment environment.  The Portfolio Funds in which, and Portfolio Managers with which, the Master Fund invests may pursue various investment strategies and are subject to special risks.

Process of Portfolio Construction.  The Sub-Adviser generally intends to employ a multi-step process in structuring and monitoring the Master Fund’s portfolio.  The Sub-Adviser generally employs the following steps, although the steps may be conducted in any order:

•      Idea Generation

•      Due Diligence

•      Portfolio Monitoring

•      Investment Strategy Allocation

•      Allocations to Portfolio Managers and Portfolio Funds

Idea Generation

The Sub-Adviser has extensive networks in the global investment community and excellent access to a wealth of Portfolio Managers through its three decades of experience and existing relationships.  The Sub-Adviser’s access is facilitated by long-term relationships with leading Portfolio Managers and information from various affiliates.  The Sub-Adviser sees approximately 350 new Portfolio Managers each year.  The majority of new ideas are sourced from:

•      Existing Portfolio Managers in which Sub-Adviser clients are invested

•      Industry peers

•      Prime brokers and custodians

•      Data mining via various databases

•      Industry conferences

Due Diligence

Evaluation

The Sub-Adviser formally evaluates new Portfolio Managers each year.  The Sub-Adviser typically intends to make initial investments in only a small number of new Portfolio Managers evaluated.  The evaluation process includes performing historical product analyses over multiple time periods and attending multiple interviews with representatives from the prospective new Portfolio Manager’s investment and operations teams.  In performing proper due diligence, the Sub-Adviser attempts to understand the sources of business risk and to have sufficient and experienced resources.

Considerations

                                                As part of its evaluation process, the Sub-Adviser may review such quantitative and qualitative factors that the Sub-Adviser deems helpful in evaluating Portfolio Managers.  The quantitative factors may include, but are not limited to, review of Portfolio Manager performance such as monthly return patterns, standard deviations and correlation matrices relative to other Portfolio Managers and the appropriate benchmarks and indices; statistical information such as length and size of drawdowns, downside deviation and performance during periods of stress.  When analyzing historic information, the Sub-Adviser may focus on certain factors that may impact such information including the size of assets managed, leverage employed, market environment and portfolio construction, i.e. whether the gains (or losses) resulted from only one good (or bad) trade.

The qualitative factors may include, but are not limited to:  experience of the Portfolio Managers, performance during both good and bad markets, competitive advantages, strength of the organizational structure, co-investment by Portfolio Managers in their own funds, risk and compliance monitoring structures, references and review of applicable offering memoranda.

Portfolio Monitoring

The Sub-Adviser monitors the Portfolio Managers and Portfolio Funds on a frequent basis.  This may include meetings with Portfolio Managers’ personnel, interaction with individuals and firms in the industry and gathering of information and materials from websites and other communications.

Investment Strategy Allocation

The Sub-Adviser may establish certain target allocation for major regions and strategies based on its macroeconomic view of the relevant markets.  However, there are no minimum or maximum weightings to a strategy.  Target allocations are continuously monitored and reviewed by the Sub-Adviser and may be readjusted accordingly.

Allocations to Portfolio Managers and Portfolio Funds

The Sub-Adviser tends to allocate to Portfolio Managers and Portfolio Funds primarily through a “bottom up” approach.  However, the Sub-Adviser may utilize a “top down” view when evaluating and determining allocations.  Allocations to Portfolio Managers and Portfolio Funds are continuously monitored and reviewed by the Sub-Adviser and may be readjusted accordingly.

BORROWING BY THE MASTER FUND

The Master Fund may, to the maximum extent permitted by the 1940 Act, borrow money to purchase portfolio securities and for portfolio management purposes.  The Master Fund may also borrow money to pay operating expenses including, without limitation, management fees, to fund repurchases of Shares or for working capital purposes.  The use of borrowings for investment purposes involves a high degree of risk.

In addition, many Portfolio Managers with whom the Master Fund invests utilize leveraging and/or hedging techniques.  The use of leveraging techniques, which may include borrowing on margin by the Portfolio Managers, may increase the volatility of the value of the Master Fund’s Shares.  The use of hedging techniques by the Portfolio Managers, which may include the use of short sales, may reduce the potential loss resulting from a general market decline but may also restrain maximum capital growth in times of a general market rise.

Under the 1940 Act, the Master Fund is not permitted to incur leverage for any purpose if, immediately after incurring such leverage, the Master Fund would have an asset coverage ratio (as defined in the 1940 Act) of less than 300% with respect to indebtedness or less than 200% with respect to preferred stock. The 1940 Act also provides that the Master Fund may not declare distributions or purchase its stock (including through repurchase offers) if, immediately after doing so, it will have an asset coverage ratio of less than 300% or 200%, as applicable. Under the 1940 Act, certain short-term borrowings are not considered leverage if they (i) are repaid within 60 days, (ii) are not extended or renewed, and (iii) are not in excess of 5% of the total assets of the Master Fund.  Borrowing restrictions generally do not apply to Portfolio Funds that are not registered under the 1940 Act.

To the extent permitted by the Master Fund’s fundamental policy on borrowing and the 1940 Act, the Board may modify the Master Fund’s borrowing policies, including the purposes of borrowings, and the length of time that the Master Fund may hold portfolio securities purchased with borrowed money. The rights of any lenders to the Master Fund to receive payments of interest or repayments of principal may be senior to those of the Shareholders, and the terms of any borrowings may contain provisions that limit certain investments or activities of the Master Fund.

ADDITIONAL INVESTMENT POLICIES

Applicability of 1940 Act Limitations

For purposes of determining compliance with the Master Fund’s investment restrictions and certain investment limitations under the 1940 Act, including for example, the Master Fund’s leverage limitations, the Master Fund will not “look through” Portfolio Funds in which the Master Fund invests, except for Portfolio Funds managed or distributed by the Master Fund’s Manager or Sub-Adviser, respectively, or their affiliates.  Portfolio Funds are not subject to the Master Fund’s investment restrictions and, unless registered under the 1940 Act, are generally not subject to any investment limitations under the 1940 Act or the Code.  If in the future the Master Fund obtain exemptive relief to permit the Master Fund or the Manager to enter into advisory arrangements with sub-advisers without first obtaining the approval of the Shareholders, the Master Fund generally will “look through” to the underlying investments of accounts or vehicles that it establishes to facilitate the management of the Master Fund’s assets by such sub-advisers.

Futures Transactions

The Master Fund’s or the Portfolio Funds’ use of derivatives that are subject to regulation by the Commodity Futures Trading Commission (the “CFTC”) and National Futures Association (“NFA”) could cause the Master Fund to be deemed a commodity pool or the Manager or Sub-Adviser a commodity pool operator

(“CPO”), which would require the Master Fund, the Manager or the Sub-Adviser to comply with certain rules which could result in additional costs to the Master Fund.  However, as a general matter, the Master Fund intends to conduct its operations in compliance with CFTC Rule 4.5 in order to avoid regulation by the CFTC as a commodity pool.  The Master Fund, the Manager and the Sub-Adviser have claimed an exclusion from the definition of CPO under the Commodity Exchange Act (the “CEA”), pursuant to Rule 4.5 under the CEA, and, therefore, is not subject to regulation as a CPO.  Pursuant to regulations and/or published positions of the SEC, the Master Fund may be required to segregate cash or liquid securities in connection with futures transactions.

Fundamental Policies

The Master Fund’s fundamental policies listed below may not be changed without an affirmative vote of a majority of the Master Fund’s voting securities, which means the lesser of: (i) 67% of the outstanding voting securities (by value) present at a meeting at which holders of more than 50% of the outstanding voting securities (by value) are present in person or by proxy; or (ii) more than 50% of the outstanding voting securities (by value).  No other policy, including the Master Fund’s investment objective, is a fundamental policy of the Master Fund.  Within the limits of the Master Fund’s fundamental policies, the Master Fund’s management has reserved freedom of action.  The Master Fund may not:

(1)

Borrow money or issue any senior security, except to the extent permitted under the 1940 Act, and as interpreted, modified, or otherwise permitted by a regulatory authority having jurisdiction, from time to time.

(2)

Invest 25% or more of the value of its total assets in the securities of issuers in any single industry or group of industries, other than securities issued by the U.S. government, its agencies or instrumentalities and repurchase agreements collateralized by securities issued by the U.S. government, its agencies or instrumentalities, and the Master Fund may invest substantially all of its assets in one or more registered investment companies. For purposes of this investment restriction, the Portfolio Funds are not considered part of any industry or group of industries. The Master Fund may invest in Portfolio Funds that may concentrate their assets in one or more industries.

(3)	Underwrite securities of other issuers, except to the extent that it may be deemed to be an underwriter under the federal securities laws in connection with the disposition of portfolio securities.

(4)

Purchase or sell real estate, commodities or commodity contracts, except that, to the extent permitted by applicable law, the Master Fund may (i) invest in Portfolio Funds (including passive foreign investment companies) that hold direct or indirect interests in real estate; (ii) invest in securities directly or indirectly secured by real estate or interests therein or issued by entities that invest in real estate or interests therein; (iii) invest in securities directly or indirectly secured by timber, oil, natural gas, coal, electricity or other energy related commodities or securities issued by entities that invest in or hold such commodities; and (iv) purchase and sell forward contracts, financial futures contracts and options thereon.

(5)

Make loans of money or securities to other persons, except to the extent permitted under the 1940 Act, and as interpreted, modified, or otherwise permitted by regulatory authority having jurisdiction, from time to time.

With respect to these policies and other policies and investment restrictions described in this Prospectus (except the Master Fund’s fundamental policies on borrowings and the issuance of senior securities), if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Master Fund’s total assets, unless otherwise stated, will not constitute a violation of such policy or restriction.  The Master Fund’s investment policies and restrictions do not apply to the activities and transactions of Portfolio Funds in which assets of the Master Fund are invested, but will apply to investments made by the Master Fund directly (or any account consisting solely of the Master Fund’s assets).  The Portfolio Funds may have different or contrary investment policies.

Item 8.3.        Risk Factors

RISK FACTORS

The Master Fund’s investment program is speculative and entails substantial risks.  Investors should carefully consider the risks involved in an investment in the Master Fund, including but not limited to those discussed below.  Many of those risks are discussed elsewhere in this Prospectus.  Investors should consult their own legal, tax and financial advisers as to all these risks and an investment in a Fund generally.

The risk factors generally fall into one of five broad categories:

•                  Risks Related to an Investment in the Master Fund

•                  Risks Related to the Investment Activities of the Portfolio Funds and the Master Fund

•                  Regulatory Risks Associated with the Master Fund

•                  Certain Tax Considerations with Respect to an Investment in the Master Fund

Risks Related to an Investment in the Master Fund

Investment in a Fund Is Not Suitable for All Investors.  An investment in the Master Fund should be made only by investors who understand the nature of the investment and do not require more than limited liquidity in this investment. An investor could incur substantial, or even total, losses on an investment in the Master Fund.  The Shares are only suitable for persons willing to accept this high level of risk.

The Investment Program Is Speculative and Entails Substantial Risks.  All securities investing and trading activities risk the loss of capital.  No assurance can be given that the Master Fund’s investment objective will be achieved, that the performance of the Master Fund will be positive over any period of time, or that Shareholders will not suffer losses.  Many of the Portfolio Funds may use leverage, engage in short sales and derivative transactions, maintain concentrated portfolios, invest in illiquid securities or pursue other speculative and risky strategies.  The Master Fund may experience significant losses from investing in Portfolio Funds that use such strategies.

Non-diversification.  As a non-diversified investment company, the Master Fund is not subject to the percentage limitations imposed by the 1940 Act on the portion of its assets that may be invested in the securities of any one issuer.  As a result, the investment portfolio of the Master Fund may be subject to greater risk and volatility than if the portfolio were invested in the securities of a broader range of issuers.

Reliance upon the Sub-Adviser.  The success of the Master Fund depends on the ability of the Adviser, and particularly on certain key employees, to develop investment strategies and select Portfolio Managers to achieve the Master Fund’s investment objective.  The Master Fund’s investment performance could be materially adversely affected if any of such key employees were to die, become ill or disabled or otherwise cease to be involved in the active management of the business of the Master Fund’s portfolios.

General Economic and Market Conditions.  The success of the Master Fund’s activities may be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws and national and international political circumstances.  These factors may affect the level and volatility of securities prices and the liquidity of the Master Fund’s investments.  Unexpected volatility or illiquidity could impair the Master Fund’s profitability or result in losses.

No Operating History.  The Master Fund is a newly formed entity with no operating history upon which prospective investors can evaluate potential performance.  The past investment performance of other funds managed by the Manager, the Sub-Adviser or of Portfolio Managers with which the Master Fund invests or expects to invest may not be construed as an indication of the future results of an investment in the Master Fund.

Tax Liability Without Distributions.  Certain Shareholders are liable to pay taxes on their allocable share of the Master Fund’s taxable income.  The Master Fund does not intend to make distributions to the Shareholders corresponding to profits.  Taxable income can be expected to differ from distributions received, primarily because generally only realized gains and losses are considered for income tax purposes but net profit and net loss will include unrealized gains and losses.  It is possible that sales of appreciated securities in a particular period could cause some Shareholders to have taxable gain for that period at the same time that unrealized losses result in an overall net loss.  It will generally be necessary for Shareholders to pay such tax liabilities out of separate funds or redemptions from the Master Fund.  There are limitations on a Shareholder’s right to withdraw funds from a Fund.  See “Certain Tax Considerations.”

Limited Liquidity.  An investment in the Master Fund is relatively illiquid and is not suitable for an investor who needs liquidity.  The Master Fund is a closed-end management investment company designed primarily for long-term investment and is not intended to be trading vehicles.   The Shares are not listed for trading on any securities exchange.   There is no public market for the Shares and none is expected to develop.  The Shares therefore are not readily marketable and Shareholders must be prepared to hold Shares for an indefinite period of time. Because the Master Fund is a closed-end management investment company, Shares in the Master Fund may not be redeemed on a frequent basis and they currently may not be exchanged for shares of any other fund.

Although the Master Fund expects to offer to repurchase Shares from Shareholders from time to time, no assurance can be given that these repurchases will occur as scheduled or at all.  The Master Fund does not anticipate any repurchase offers will occur prior to one year from the Master Fund’s commencement of operations.  The Master Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in the Portfolio Funds in a timely manner.  Some Portfolio Funds impose a lock-up on their investors precluding them from redeeming their investments for a period of time. Portfolio Funds with lock-ups may, in some cases, allow investors to redeem their investments during the lock-up period subject to a penalty. Additionally, Portfolio Funds typically hold back some percentage of full redemptions until they complete their annual audits. Portfolio Funds generally have the right to suspend investor redemptions at their discretion. Consequently, the Master Fund may be highly illiquid. There may be times when the Sub-Adviser intends to redeem a Master Fund’s investment with a Portfolio Fund, but cannot immediately do so even when other investors in the Portfolio Fund are able to redeem. This could negatively impact the Master Fund’s ability to conduct a repurchase.

Even if the Master Fund makes a tender offer, there is no guarantee that Shareholders will be able to sell all of the Shares that they desire to sell in any particular tender offer.  If a tender offer is oversubscribed by Shareholders, the Master Fund will generally repurchase only a pro rata portion of the Shares tendered by each Shareholder. A large investor in the Master Fund seeking repurchase may cause a greater likelihood of all Shareholders seeking repurchase having their requests reduced pro rata. The potential for pro ration may cause some Shareholders to tender more Shares for repurchase than they otherwise would wish to have repurchased, which may adversely affect others wishing to participate in the tender offer.

Conflicts of Interest.  The Manager and the Sub-Adviser may act as general partner and/or investment adviser to other entities with investment objectives that overlap significantly with those of the Master Fund and may direct investments in which the Master Fund would be interested to entities other than the Master Fund; thus, giving rise to conflicts of interest that may disadvantage the Master Fund.  See “Conflicts of Interest.”

Use of Leverage.  The Master Fund is authorized to borrow money for investment purposes, to meet repurchase requests and for cash management purposes. The use of leverage can substantially increase the risks to which investments in the Master Fund are subject.  The use of leverage increases the volatility of investment returns and subjects Shareholders to magnified losses if the return on the Master Fund’s investments do not exceed the costs of the borrowings or if investments decline in value.  In addition, the Master Fund is subject to the risk that the interest rates payable on its borrowings move in a way not anticipated by the Sub-Adviser, which may force it to sell their investments at a disadvantageous time.  If used, there is no assurance that the Master Fund’s leveraging strategies will be successful.  Because the fees received by the Manager and Sub-Adviser are based on the total managed assets of the Master Fund (including assets attributable to any leverage that may be outstanding), the Manager and Sub-Adviser have a financial incentive to use borrowings, which may create a conflict of interest between the Manager and Sub-Adviser, on the one hand, and the Shareholders, on the other hand.  As a result of recent market events, the costs of leverage for funds similar to the Master Fund have increased.

Availability of Information about Portfolio Funds.  Investors in the Master Fund will have no right to receive information about the Portfolio Funds or Portfolio Managers, and will have no recourse against Portfolio Funds or their Portfolio Managers.

                                                Valuation.  The valuation of the Master Fund’s investments in Portfolio Funds is ordinarily calculated by the Administrator in consultation with the Manager and the Sub-Adviser. The valuation of the Master Fund’s investments is ordinarily based upon valuations provided to it by the Portfolio Managers of the Portfolio Funds or, in many cases, the administrators or sponsors of those Portfolio Funds.  Certain securities in which the Portfolio Funds invest may not have a readily ascertainable market price and are fair valued by the Portfolio Managers and/or their administrators.  A Portfolio Manager may face a conflict of interest in valuing such securities since their values affect the Portfolio Manager’s compensation.  However, in most cases, the Valuation Committee, the Administrator, the Manager or the Sub-Adviser will not be able to confirm or review the accuracy of valuations provided by Portfolio Managers or their administrators.  Inaccurate valuations provided by Portfolio Funds could materially adversely affect the value of Shares, which determine the value at which new Shareholders are admitted and the amounts Shareholders receive upon any repurchases of Shares by the Master Fund.

                                                The valuations reported by the Portfolio Managers or administrators or sponsors of the Portfolio Funds, upon which the Master Fund calculates its month-end NAV, may be subject to later adjustments, based on information which may become available after the original NAV was calculated.  For example, fiscal year-end NAV calculations of the Portfolio Funds are audited by their independent auditors and may be revised as a result of such audits. Other adjustments may occur from time to time.  Because such adjustments or revisions, whether increasing or decreasing the NAV of the Master Fund at the time they occur, relate to information available only at the time of the adjustment or revision, the adjustments or revisions will not affect the amount of the repurchase proceeds of the Master Fund received by Shareholders who had their Shares repurchased prior to such adjustments and received their repurchase proceeds.  As a result, to the extent that such subsequently adjusted valuations from the Portfolio Managers or administrators or revisions to NAV of a Portfolio Fund adversely affect the Master Fund’s NAV, the outstanding Shares will be adversely affected by prior repurchases to the benefit of Shareholders who had their Shares repurchased at an NAV higher than the adjusted amount. Conversely, any increases in the NAV resulting from such subsequently adjusted valuations will be entirely for the benefit of the outstanding Shares and to the detriment of Shareholders who previously had their Shares repurchased at an NAV lower than the adjusted amount.  The same principles apply to the purchase of Shares.  New Shareholders may be affected in a similar way.  See “Calculation of Net Asset Value; Valuation.”

Direct Investments of the Master Fund.  In addition to investments in Portfolio Funds, the Master Fund may invest directly in certain types of securities.  The risks associated with investments in these securities are discussed below.  See “–Risks  Related to the Investment Activities of the Portfolio Funds and the Master Fund.”

Risks Related to the Investment Activities of the Portfolio Funds and the Master Fund

                                                Dependence on Portfolio Funds.   The assets of the Master Fund will be substantially invested in Portfolio Funds.  The Master Fund’s performance depends upon the performance of the Portfolio Funds, the adherence of the Portfolio Funds to their selected strategies and the effectiveness of those strategies, the instruments used by the Portfolio Funds and the Sub-Adviser’s ability to select Portfolio Funds and Portfolio Managers and effectively allocate Master Fund assets among them.

                                                Investment in Equity Securities; Undervalued Companies.  Portfolio Funds’ investment portfolios may include long and short positions in common stocks, preferred stocks and convertible securities of U.S. and non-U.S. issuers.  Equity positions may be taken in small and medium capitalization companies with limited operating histories and financial resources and small management groups.  Those stocks, particularly smaller-capitalization stocks, involve higher risks in some respects than do investments in stocks of larger companies.  For example, prices of small-capitalization and even medium-capitalization stocks are often more volatile than prices of large-capitalization stocks and the risk of bankruptcy or insolvency of many smaller companies (with the attendant losses to investors) is higher than for larger, “blue-chip” companies.  In addition, due to thin trading in some small-capitalization stocks, an investment in those stocks may be considered illiquid.

                                                Equity securities fluctuate in value, often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.  The level of volatility in portfolio holdings also may be increased to the extent the market moves in a manner not anticipated by a Portfolio Manager. Additionally, certain of the Portfolio Managers may invest in securities that they consider to be undervalued.  These securities may be issued by companies in financial distress from which there can be no assurance that they will recover.  In the event of an economic downturn, many companies in “turnaround” situations are likely to fail, causing their securities to become worthless.

                                                Fixed Income Securities.  Portfolio Funds may also invest in debt and fixed income securities, and therefore, will be exposed to the risk of default by the issuers of such securities.  Such defaults may result in delays in payment, or nonpayment, of interest or principal.  Furthermore, the price of fixed income securities also may fluctuate with changes in prevailing interest rates and/or in the creditworthiness of the issuer; these fluctuations may result in a loss of capital.

                                                Portfolio Funds may invest in non-investment grade debt securities (commonly referred to as “junk bonds”).  Non-investment grade debt securities generally offer a higher yield than that available from investment grade securities, but involve greater risk. The returns of non-investment grade debt securities are also very sensitive to: (i) adverse changes in general economic conditions; (ii) changes in the financial condition of their issuers; (iii) changes in interest rates; and (iv) changes in market liquidity.  During periods of economic downturns or rising interest rates, issuers of securities rated below investment grade may experience financial stress that could adversely affect their ability to make payments of principal and interest and increase the possibility of default.  In addition, the market for lower grade debt securities may be thinner and less active than for higher grade debt securities.  Non-investment grade debt securities have historically experienced greater default rates than investment grade securities.

                                                Foreign Investments.  Portfolio Funds’ investment portfolios may include non-U.S. securities.  To the extent a Portfolio Fund invests in securities on markets outside the U.S. or denominated in currencies other than U.S. dollars, the Master Fund will be subject to certain risks not typically associated with investing in the United States.  These risks include unfavorable changes in currency exchange rates, restrictions on repatriation of investment income and capital, imposition of exchange control regulation by the U.S. or foreign governments, certain foreign or U.S. taxes, and economic or political instability or disruptions in foreign countries.  Further, Portfolio Managers may have access to less information about some non-U.S. companies than they would have about comparable U.S. companies, and financial information may not be subject to standards comparable to those imposed on companies traded in U.S. markets, making the bases for investment decisions less dependable.  Some Portfolio Managers may be constituted and domiciled in jurisdictions where there is no regulatory oversight of their activities and limited or no investor protection laws.  In managing the investments of a Portfolio Fund, Portfolio Managers may trade on exchanges and markets that are less regulated than those in the United States.  For example, certain exchanges may not provide the same assurances of the integrity (financial or otherwise) of a market-place and its participants as do U.S. exchanges.  Further, trading on certain exchanges may be conducted in a manner such that all participants are not afforded an equal opportunity to execute certain trades and may also be subject to a variety of political influences and the possibility of direct government intervention.  The Portfolio Funds may invest a substantial portion of their assets in securities of non-U.S.

issuers and the governments of non-U.S. countries. These investments involve special risks not usually associated with investing in securities of U.S. companies or the U.S. government, including, but not limited to, political and economic considerations, such as greater risks of expropriation and nationalization, confiscatory taxation, the potential difficulty of repatriating funds, general social, political and economic instability and adverse diplomatic developments, and reduced liquidity.

                                                Use of Options and Other Derivatives.  Certain of the Portfolio Managers may engage in a substantial amount of options trading, both for speculative and for hedging purposes.  Options trading involves certain risks which trading in the underlying securities alone does not.  For example, interest rates and market volatility affect option values, and options have limited life spans and may expire worthless despite the underlying position becoming profitable soon thereafter.  Certain of the Portfolio Managers make extensive use of other types of derivatives in their trading.  Derivatives often carry a high degree of embedded leverage and, consequently, are highly price sensitive to changes in interest rates, government policies, economic forecasts and other factors which generally have a much less direct impact on the price levels of the underlying instruments.  Derivative instruments may be subject to various types of risks, including market risk, liquidity risk, the risk of non-performance by the counterparty (including risks relating to the financial soundness and creditworthiness of the counterparty), legal risk and operations risk.  The Sub-Adviser, on behalf of the Master Fund, and Portfolio Managers on behalf of Portfolio Funds, may consider it appropriate, subject to applicable regulations, to utilize forward and futures contracts, options, swaps, other derivative instruments, short sales, margin and other forms of leverage in their investment programs. Such investment techniques can substantially increase the adverse impact of investment risks to which the Master Fund’s investment portfolio may be subject.

                                                Short Selling.  Portfolio Funds may engage in short-selling.  A short sale is effected by selling a security which the seller does not own or, if the seller does own the security, is not to be delivered upon consummation of the sale.  Short sales can, in some circumstances, substantially increase the impact of adverse price movements in the portfolio of a Portfolio Fund.  A short sale creates the risk of a theoretically unlimited loss, in that the price of the underlying security could theoretically increase without limit, thus increasing the cost to the Portfolio Fund of buying securities to cover the short position.

                                                Trading Forward Contracts.  Portfolio Funds may trade forward contracts in certain commodities or assets with U.S. and non-U.S. banks and dealers.  A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity or asset at or before a specified date in the future at a specified price.  Forward markets, including foreign currency markets, offer less protection against defaults in trading than is available when trading occurs on an exchange.  Forward contracts are not guaranteed by an exchange or clearing house, and therefore a non-settlement or default on a contract would deprive the Portfolio Fund that trades forward contracts of unrealized profits or force it to cover its commitment to purchase and resale, if any, at the current market price.

                                                Additional risks of the forward markets include:  (i) the forward markets are generally not regulated by any U.S. or non-U.S. governmental or regulatory authorities; (ii) there are generally no limitations on forward transactions, although the counterparties with which the Master Fund or a Portfolio Fund may deal may limit the size or duration of positions available as a consequence of credit considerations; (iii) participants in the forward markets are not required to make continuous markets in forward contracts; and (iv) the forward markets are “principals’ markets” in which performance with respect to a forward contract is the responsibility only of the counterparty with which the trader has entered into a contract (or its guarantor, if any), and not of any exchange or clearing house.  As a result, if the Portfolio Fund trades forward contracts, it will be subject to the risk of inability or refusal to perform with respect to such contracts on the part of the counterparties with which it trades.

                                                Futures.  Portfolio Managers may engage in futures transactions as part of their investment strategy.  Although often utilized to hedge investments, these are highly specialized transactions that entail greater than ordinary investment risks.  These instruments are highly volatile and expose investors to a high risk of loss.  The low initial margin deposits normally required to establish a futures position permit a high degree of leverage.  As a result, a relatively small movement in the price of a futures contract may result in a profit or loss that is high in proportion to the amount of funds actually placed as initial margin, and may result in unquantifiable further loss exceeding any margin deposited.

                                                Restricted and Illiquid Securities.  Portfolio Funds may invest in restricted securities and other investments which are illiquid.  Restricted securities are securities that may not be sold to the public without an effective registration statement under the 1933 Act, or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration.  The market prices, if any, for illiquid securities tend to be volatile and a Portfolio Fund may not be able to sell them when it desires to do so or to realize what it perceives to be their fair value in the event of a sale.

                                                Where registration is required to sell a security, a Portfolio Fund may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the decision to sell and the time the Portfolio Fund may be permitted to sell a security under an effective registration statement.  If, during such period, adverse market conditions were to develop, a Portfolio Fund might obtain a less favorable price than prevailed when it decided to sell.  Portfolio Funds may be unable to sell restricted and other illiquid securities at the most opportune times or at prices approximating the value at which they purchased such securities.

                                                Use of Leverage.  Leverage may be a significant investment technique of the Portfolio Managers of the Portfolio Funds.  Such Portfolio Funds may, in the Portfolio Manager’s discretion and subject to any restrictions in the documentation for the Portfolio Fund, leverage their investment positions by borrowing funds from securities broker-dealers, banks or others.  From time to time, such borrowings could be significant.  Such leverage increases both the possibilities for profit and the risk of loss.  Borrowings will usually be from securities brokers and dealers and will typically be secured by the Portfolio Fund’s securities and other assets.  Under certain circumstances, such a broker-dealer may demand an increase in the collateral that secures the obligations, and if the Portfolio Fund was unable to provide additional collateral, the broker-dealer could liquidate assets held in the account to satisfy the obligation to the broker-dealer.  Liquidation in that manner could have extremely adverse consequences.  In addition, the amount of the borrowings in a Portfolio Fund and the interest rates on those borrowings, which will fluctuate, will have a significant effect on the Master Fund’s profitability.

                                                Concentration of Investments.  The Master Fund is not limited in the amount of assets that can be allocated to any single investment style or technique.  Although the Sub-Adviser will attempt to spread the Master Fund’s assets among a number of Portfolio Funds and Portfolio Managers, at times the Master Fund may invest with a limited number of Portfolio Managers, each being responsible for a relatively large portion of the Master Fund’s assets.  These Portfolio Managers may not be subject to any limits on the amount of assets that can be invested in any single industry, sector or investment style or technique, subjecting the Portfolio Funds to greater risk and volatility than if investments had been more widely diversified.

                                                Multi-Manager Strategy.   In order to diversify among trading methods and markets, the Sub-Adviser will select a number of Portfolio Managers.  Portfolio Managers make investment decisions independent of the Sub-Adviser and each other.  Portfolio Funds may thus compete with each other from time to time for the same positions in the markets.  Conversely, a Portfolio Fund could hold from time to time opposite positions in the same security as held by other Portfolio Funds.  Each such position could cause the

Master Fund, through a Portfolio Fund, transactional expenses but might not generate any recognized gain or loss.  There is no assurance that selection of multiple Portfolio Managers will be more successful than selection of a single Portfolio Manager.  The Sub-Adviser may reallocate the Master Fund’s assets among the Portfolio Funds at any time.  Any such reallocation could adversely affect the performance of the Master Fund or of any one Portfolio Fund.

                                                Pyramiding of Fees.  Investment in Portfolio Funds will result in a pyramiding of fees and expenses in that a Shareholder must bear not only the fees, administrative expenses and other costs of the Master Fund but also a portion of the fees, administrative expenses and other costs of such Portfolio Funds.  The Master Fund will invest in a number of Portfolio Funds, resulting in investment related expenses that may be higher than if the Master Fund invested in only one Portfolio Fund.  Fixed fees to the Portfolio Managers of Portfolio Funds generally range from one half of one percent (0.5%) to four percent (4.0%) of net assets.  Incentive fees to such Portfolio Managers generally range from no fee to thirty percent (30.0%) of net profits.  The Master Fund may be obligated to pay or bear a portion of incentive fees based on individual Portfolio Managers’ and Portfolio Funds’ performances even if the Master Fund as a whole generated no net trading profits or lost money during a particular period.  In addition, the Portfolio Manager of each Portfolio Fund will determine the custodian of the assets of the Portfolio Fund.

                                                Brokerage Commissions/Transaction Costs.  Certain of the Portfolio Managers with whom the Master Fund may invest engage in a high level of trading, and the turnover of the portfolios they manage may generate substantial brokerage and/or other transaction costs.  These costs will be borne by the Master Fund in whole or in part, regardless of the profitability of such investments.

                                                Consequences of Performance Fees.  Performance fees or incentive allocations payable to Portfolio Managers could encourage the Portfolio Manager to make investments on behalf of a Portfolio Fund that are riskier or more speculative than the Portfolio Manager would if it were receiving only a fixed fee.

                                                Illiquidity of Investments in Portfolio Funds.  The Master Fund’s investments in Portfolio Funds generally will be illiquid and generally may not be transferred without the consent of the Portfolio Fund without complying with cumbersome procedures.  The Master Fund may be unable to liquidate its investment in a Portfolio Fund when desired (and therefore incur losses), or may be required to sell such investment regardless of whether it desires to do so.  The illiquidity of Portfolio Fund investments may require the Master Fund to suspend or postpone repurchase offers if it is not able to dispose of its interests in Portfolio Funds in a timely manner.

                                                In general, interests in the Portfolio Funds are not freely tradable and/or have substantial restrictions.  In addition, Portfolio Funds have no active trading market.  Portfolio Funds generally permit redemptions only at infrequent intervals, and in some cases only up to a specified percentage of assets.  Portfolio Funds may permit or require that redemptions of shares be made in kind.  Upon its withdrawal of all or a portion of its interest in a Portfolio Fund, the Master Fund may receive securities that are illiquid or difficult to value.  In such a case, the Sub-Adviser would seek to cause the Master Fund to dispose of these securities in a manner that is in the Master Fund’s best interest.  The Master Fund may not be able to withdraw from a Portfolio Fund except at certain designated times, limiting the ability of the Sub-Adviser to withdraw assets from a Portfolio Fund that may have poor performance or for other reasons.  The Master Fund also may be subject to fees imposed on withdrawals from the Portfolio Funds, especially with respect to “early withdrawals” made within the “lock-up” or penalty period, if any, of a particular Portfolio Fund.  To the extent the Master Fund’s holdings in a Portfolio Fund afford it no ability to vote on matters relating to the Portfolio Fund, the Master Fund will have no say in matters that could adversely affect the Master Fund’s investment in the Portfolio Fund.

Many Portfolio Funds are lengthening the lock-up periods during which an investor must hold an investment in such Portfolio Funds and the Sub-Adviser believes that this trend may continue.  If this trend continues, the Sub-Adviser may be forced to forego investing in Portfolio Funds that are attractive but have longer lock-up periods.

                                                Availability of Investment Opportunities.  The business of identifying and structuring investments of the types contemplated by the Funds and the Master Fund is competitive and involves a high degree of uncertainty.  The Master Fund may not be able to invest in certain Portfolio Funds that are oversubscribed or closed or may only be able to allocate a limited amount of assets to a Portfolio Fund that has been identified as an attractive opportunity.

                                                Insolvency of Brokers and Others.  The Portfolio Funds will be subject to the risk of failure of the brokerage firms that execute trades, the clearing firms that such brokers use, or the clearing houses of which such clearing firms are members and to the risk of refusal of counterparties to perform, which could result in a loss of all or a portion of the investments with or through the relevant clearing house, broker, dealer, or counterparty.

                                                Proprietary Investment Strategies.  The Portfolio Managers may use proprietary investment strategies that are based on considerations and factors that are not fully disclosed to the Manager, the Sub-Adviser or the Master Fund.  The Portfolio Managers generally use investment strategies that differ, and involve greater risk and expense, from those typically employed by traditional managers of portfolios of stocks and bonds.  These strategies may involve risks that are not anticipated by the Portfolio Managers, the Manager, the Sub-Adviser or the Master Fund.

                                                Limited Operating History.  Certain Portfolio Funds may be newly formed entities with little or no operating history upon which the Sub-Adviser can evaluate potential performance.  The past investment performance of Portfolio Managers with which the Master Fund invests or expects to invest its assets may not be construed as an indication of the future results of an investment in the Master Fund.

                                                Inadequate Return.  No assurance can be given that the return on the Master Fund’s investments will be commensurate with the risks of investment. Hedge fund returns have dropped significantly in recent years in comparison to their historic returns, and there can be no assurance that their returns, as an asset class, in future periods will continue to reflect previous historical levels. This may be due in part to changes in market conditions affecting hedge funds’ investments and strategies, as well as the proliferation of hedge funds pursuing similar strategies (thereby making it difficult for one hedge fund to outperform others). Investors should not commit money to the Master Fund unless they have the resources to sustain the loss of their entire investment.

                                                Investments in Non-Voting Securities.  To the extent the Master Fund purchases non-voting shares of, or contractually foregoes the right to vote its shares in, a Portfolio Fund, it will not be able to vote on matters that require the approval of the investors of the Portfolio Fund, including matters that could adversely affect the Master Fund’s investment in such Portfolio Fund.

                                                Recent Market Events.  Recent events in the sub-prime mortgage market and other areas of the fixed income markets have caused significant dislocations, illiquidity and volatility in the structured credit, leveraged loan and high-yield bond markets, as well as in the wider global financial markets.  To the extent the Master Fund and/or Portfolio Funds participate in such markets, the results of their operations may suffer.  In addition, to the extent that marketplace events are not temporary and continue

(or even worsen), this may have an adverse impact on the availability of credit to businesses generally and could lead to a further weakening of the U.S. and global economies.  Any continued economic downturn could adversely affect the financial resources of the Portfolio Managers and Portfolio Funds.  Many hedge funds have seen a recent decrease in assets under management due to falling security prices and redemptions.  Due to a lack of liquidity in the markets, certain hedge funds have suspended and/or limited redemptions, while others have experienced margin calls, which may result in a forced liquidation of assets at unfavorable prices.  In the event of such defaults with respect to Portfolio Funds, the Master Fund could lose both invested capital in and anticipated profits from the Portfolio Funds.  Such marketplace events have also caused a decrease in the availability of financing (and an increase in the interest cost) for leveraged transactions, which may impair the Portfolio Funds’ ability to consummate certain transactions or cause them to enter into such transactions on less attractive terms.

Regulatory Risks Associated with the Master Fund

                                                Limited Regulation of Portfolio Managers and Portfolio Funds.  It is not anticipated that any of the Portfolio Funds will be registered under the 1940 Act or subject to any other comprehensive regulatory scheme.  Some Portfolio Managers may not be registered with the SEC as investment advisers or registered with the CFTC as commodity trading sub-advisors.

                                                Changes in Laws or Regulations.  The regulation of the U.S. and non-U.S. securities and futures markets and investments funds such as the Master Fund has undergone substantial change in recent years and such change may continue.  The effect of changes in law or regulatory requirements, while impossible to predict, could be substantial and adverse.

Certain Tax Considerations with Respect to an Investment in the Master Fund

There are certain tax risks associated with an investment in the Master Fund, including without limitation with respect to tax positions taken by and tax estimates made by the Portfolio Funds held by the Master Fund, as well as the potential for legislative or regulatory change that could impact the Master Fund. There can be no assurance that positions or estimates taken by the Master Fund will be accepted by tax authorities.

                                                Tax Considerations.  The Master Fund may take positions with respect to certain tax issues that depend on legal and other interpretive conclusions.  Should any such positions be successfully challenged by the Internal Revenue Service, a Shareholder might be found to have a different tax liability for that year than that reported on his or its income tax return.

                                                In addition, an audit of the Master Fund may result in an audit of the returns of some or all of the Shareholders, which examination could result in adjustments to the tax consequences initially reported by the Master Fund and affect items not related to a Shareholder’s investment in the Master Fund.  If such adjustments result in an increase in a Shareholder’s Federal income tax liability for any year, such Shareholder may also be liable for interest and penalties with respect to the amount of underpayment.  The legal and accounting costs incurred in connection with any audit of the Master Fund tax return will be borne by the Master Fund.  The cost of any audit of a Shareholder’s tax return will be borne solely by the Shareholder.

                                                Certain “publicly traded partnerships” are treated as associations that are taxable as corporations for U.S. federal income tax purposes.  A publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof).  Because the Master Fund will invest in Portfolio Funds whose investment programs are not under its control, certain safe harbors under the Code and Treasury Regulations may not be available to the Master Fund.  In those circumstances, the treatment of the Master Fund will depend upon whether the rights of Shareholders to make withdrawals from the Master Fund are considered the substantial equivalent of the Shares being readily tradable on a secondary market.  If the Master Fund was classified as a publicly traded partnership, then it would be subject to U.S. federal income taxation as if it were a corporation, which would have material adverse consequences for Shareholders in the Master Fund.

                                                The taxation of partnerships and Shareholders is complex.  Potential investors are strongly urged to review the tax discussion of these issues contained in this Prospectus.

Foreign Taxation.  With respect to certain countries in which the Master Fund or Portfolio Funds may invest, there is a possibility of expropriation, confiscatory taxation, imposition of withholding or other taxes on dividends, interest, capital gains or other income, limitations on the removal of funds or other assets of the Master Fund or Portfolio Funds, political or social instability or diplomatic developments that could affect investments in those countries.  An issuer of securities may be domiciled in a country other than the country in whose currency the instrument is denominated.  The values and relative yields of investments in the securities markets of different countries, and their associated risks, are expected to change independently of each other.

ITEM 9.          MANAGEMENT

Item 9.1(a)	Board of Directors

The Board of Trustees

The Board has overall responsibility for the management and supervision of the business operations of the Master Fund.  A majority of the Trustees are Independent Trustees.  To the extent permitted by the 1940 Act and other applicable law, the Board may delegate any of its rights, powers and authority to, among others, any person, including without limitation, the officers of the Master Fund, the Manager, the Sub-Adviser or any committee of the Board.

Trustees, Officers and Portfolio Management

The Master Fund’s operations are managed under the direction and oversight of the Board.  Each Trustee serves for an indefinite term or until he or she reaches mandatory retirement, if any, as established by the Board.  The Board appoints officers of the Master Fund who are responsible for the Master Fund’s day-to-day business decisions based on policies set by the Board.  The officers serve at the pleasure of the Board.

The Trustees and officers of the Master Fund may also be trustees or officers of some or all of the other registered investment companies managed by the Manager or its affiliates (the “Fund Complex”).  The table below shows, for each Trustee and executive officer, his or her full name, address and year of birth, the position held with and the Master Fund, the length of time served in that position, his or her principal occupations during the last five years, and, with respect to the Trustees, the number of portfolios in the Fund Complex overseen by the Trustee, and other directorships held by such Trustee.

Interested Trustee

Name, Address and Year of Birth	Position(s) Held with the Fund	Length of Term Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1) Overseen by Trustee (Including the Fund)	Other Directorships Held by Trustee

R. Jay Gerken, CFA(2) Legg Mason, Inc. 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1951	Chairman, CEO, President and Trustee	Since 2008	Managing Director of Legg Mason, Chairman, President and Chief Executive Officer of Smith Barney Fund Management LLC (“SBFM”) and Citi Fund Management Inc. (“CFM”); President and Chief Executive Officer of certain mutual funds associated with Legg Mason; formerly Portfolio Manager of Smith Barney Allocation Series Inc. (1996–2001) Chairman of the Board, Trustee and Director of 133 funds associated with LMPFA or its affiliates	137	Trustee, Consulting Group Capital Markets Fund

Independent Trustees

Name, Address and Year of Birth	Position(s) Held with the Fund	Length of Term Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1) Overseen by Trustee (Including the Fund)	Other Directorships Held by Trustee

Carol L. Colman c/o Chairman of the Fund 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1946	Trustee and Member of Audit and Nominating Committees	Since 2008	President, Colman Consulting Co.	25	None

Daniel P. Cronin c/o Chairman of the Fund 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1946	Trustee and Member of Audit and Nominating Committees	Since 2008	Retired; formerly, Associate General Counsel, Pfizer, Inc.	25	None

Paolo M. Cucchi c/o Chairman of the Fund 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1941	Trustee and Member of Audit and Nominating Committees	Since 2008	Vice President and Dean of College of Liberal Arts at Drew University	25	None

Leslie H. Gelb c/o Chairman of the Fund 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1937	Trustee and Member of Audit and Nominating Committees	Since 2008	President Emeritus and Senior Board Fellow, The Council on Foreign Relations; formerly, Columnist, Deputy Editorial Page Editor and Editor, Op-Ed Page, The New York Times	25	Director of two registered investment companies advised by Blackstone Asia Sub-Advisors L.L.C. (“Blackstone Sub-Advisors”)

William R. Hutchinson c/o Chairman of the Fund 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1942	Trustee and Member of Nominating and Audit Committees	Since 2008	President, W.R. Hutchinson & Associates Inc. (consulting), formerly Group Vice President, Mergers and Acquisitions, BP Amoco p.l.c.	25	Director of Associated Banc-Corp.

Dr. Riordan Roett c/o Chairman of the Fund 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1938	Trustee and Member of Audit and Nominating Committees	Since 2008	Professor and Director, Latin American Studies Program, Paul H. Nitze School of Advanced International Studies, The Johns Hopkins University	24	None

Jeswald W. Salacuse c/o Chairman of the Fund 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1938	Trustee and Member of Nominating and Audit Committees	Since 2008	Henry J. Braker Professor of Commercial Law and formerly Dean, The Fletcher School of Law & Diplomacy, Tufts University	23	Director of two registered investment companies advised by Blackstone Sub-Advisors

(1)               The term “Fund Complex” means two or more registered investment companies that:

(a)               Hold themselves out to investors as related companies for purposes of investment and investor services; or

(b)              Have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other registered investment companies.

(2)               Mr. Gerken is an “interested person” as defined in the 1940 Act because he is an employee of Legg Mason, the parent company of the Master Fund’s investment adviser.

Officers of the Funds Who Are Not Trustees

In addition to Mr. Gerken, who serves as the Master Fund’s Chairman, CEO and President, the executive officers currently are:

Name, Address and Year of Birth	Position(s) Held with Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years
Kaprel Ozsolak Legg Mason 55 Water Street New York, NY 10014 Birth year: 1965	Chief Financial Officer and Treasurer	Since 2008

Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly, Controller of certain mutual funds associated with certain predecessor firms of Legg Mason (2002–2004)

Ted P. Becker Legg Mason 620 Eighth Avenue 49th Floor New York, NY 10018 Birth year: 1951	Chief Compliance Officer	Since 2008

Director of Global Compliance at Legg Mason (since 2006); Managing Director of Compliance at Legg Mason, (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Managing Director of Compliance at Legg Mason or its predecessors (2002–2005). Prior to 2002, Managing Director — Internal Audit & Risk Review at Citigroup Inc.

Robert I. Frenkel Legg Mason 300 First Stamford Place Stamford, CT 06902 Birth year: 1954	Secretary and Chief Legal Officer	Since 2008

Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessor (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); formerly, Secretary of CFM (2001–2004)

Thomas S. Mandia Legg Mason 300 First Stamford Place, Stamford, CT 06902 Birth year: 1962	Assistant Secretary	Since 2008

Managing Director and Deputy General Counsel of Legg Mason & Co. (since 2005); Managing Director and Deputy General Counsel for Citigroup Asset Management (since 1992); Assistant Secretary of certain mutual funds associated with Legg Mason

Steven Frank Legg Mason 55 Water Street New York, NY 10041 Birth year: 1967	Controller	Since 2008

Vice President of Legg Mason (since 2002); Controller of certain funds associated with Legg Mason or its predecessors (since 2005); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason predecessors (from 2001 to 2005)

Albert Laskaj Legg Mason 55 Water Street New York, NY 10041 Birth year: 1977	Controller	Since 2008

Controller of certain mutual funds associated with Legg Mason (Since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2005 to 2007); Formerly, Accounting Manager of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2003 to 2005)

Board Committees

Audit Committee

The Board has an Audit Committee.  The Audit Committee is composed of all Independent Trustees, who are “independent” as defined in the New York Stock Exchange listing standards.  The principal functions of the Audit Committee are to (a) oversee the scope of the Master Fund’s audit, the Master Fund’s accounting and financial reporting policies and practices and its internal controls and enhance the quality and objectivity of the audit function; (b) approve, and recommend to the Independent Board Members (as such term is defined in the Audit Committee Charter) for their ratification, the selection, appointment, retention or termination of the Master Fund’s independent registered public accounting firm, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Fund and certain other persons by the Master Fund’s independent registered public accounting firm.

Nominating Committee

The Board has a Nominating Committee whose principal function is to select and nominate candidates for election as Trustees of the Master Fund.  All Independent Trustees are members of the Nominating Committee.  The Nominating Committee may accept nominees recommended by a Shareholder as it deems appropriate.  Shareholders who wish to recommend a nominee should send recommendations to the Secretary of the Master Fund that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Trustees.  A recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Trustees and to serve if elected by the Shareholders.

The Nominating Committee identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm.  The Nominating Committee meets to discuss and consider such candidates’ qualifications and then chooses a candidate by majority vote. The Nominating Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Trustees to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard).  However, as set forth in the Nominating Committee Charter, in evaluating a person as a potential nominee to serve as a Trustee, the Committee may consider the following factors, among any others it may deem relevant:

•	whether or not the person is an “interested person” as defined in the 1940 Act and whether the person is otherwise qualified under applicable laws and regulations to serve as a Trustee;
•

whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with management of each of the Master Fund, the Manager, the  Sub-Adviser, other Master Fund service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing financial service organizations or their related mutual fund complexes;
•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Trustee;
•

the contribution which the person can make to the Board and the Master Fund (or, if the person has previously served as a Trustee, the contribution which the person made to the Board during his or her previous term of service), with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant;

•	the character and integrity of the person; and
•	whether or not the selection and nomination of the person would be consistent with the requirements of the retirement policies of the Master Fund.

Valuation Committee

The Board has authorized the establishment of the Valuation Committee consisting of Mr. Gerken and any one Independent Trustee.   The Valuation Committee’s function, subject to the oversight of the Board, is generally to review the Master Fund’s valuation methodologies, valuation determinations, and any information provided to the Valuation Committee by the Manager, the Sub-Adviser or the Administrator.  The Valuation Committee has been assigned to act in accordance with the Master Fund’s valuation procedures as approved by the Board.  The Board reviews matters arising from the Valuation Committee’s considerations.

Item 9.1(b)     Investment Advisers

The Manager

Legg Mason Partners Fund Advisor, LLC, a limited liability company formed under the laws of the State of Delaware, serves as investment manager of the day-to-day operations of the Master Fund.  The Manager is registered with the SEC as an investment adviser under the Advisers Act.  As of March 31, 2008, the Manager’s total assets under management were approximately $194 billion.  The Manager is a wholly-owned subsidiary of Legg Mason, Inc. (“Legg Mason”).  Legg Mason is a global asset management firm.  As of March 31, 2008, Legg Mason’s asset management operation had aggregate assets under management of approximately $950 billion.

The Sub-Adviser

Permal Asset Management Inc., a corporation formed under the laws of the State of Delaware, is the investment sub-adviser of the Master Fund.  The Sub-Adviser, with offices at 900 Third Avenue, New York, NY 10022, is registered with the SEC as an investment adviser under the Advisers Act.  Subject to the oversight of the Manager and the Board, the Sub-Adviser provides day-to-day portfolio management with respect to the Master Fund’s assets.

The Sub-Adviser is a member of the Permal Group and is owned indirectly by Permal Group Ltd., a holding company of an international financial group of companies.  Permal Group, Ltd. is a subsidiary of Legg Mason.  The Permal Group is one of the largest fund-of-funds investment firms in the world with approximately $38 billion in assets under management at March 31, 2008. The Sub-Adviser had approximately $33.7 billion in assets under management at March 31, 2008.

The following individuals at the Sub-Adviser have primary responsibility for the day-to-day implementation of the Master Fund’s investment strategy:

Isaac R. Souede, Director, Permal Group Ltd., Chairman & Chief Executive Officer

Mr. Souede has served as Director of Permal Group Inc., the parent company of Permal Asset Management Inc., since September 1987, and he is also currently President and Chief Executive Officer.  In April 2003, Mr. Souede became the Chairman, Chief Executive Officer and Director of the Sub-Adviser, and he became a Director of Permal Group Ltd. in July 2005.  Mr. Souede was Gerant of Permal Group

SAS from 2002 through November 2005.  Mr. Souede was the President of the Haussmann Holdings N.V. Executive Committee and serves as a director of a number of offshore Portfolio Funds, including Steinhardt Realty Fund, Ltd., as well as various other funds within the Permal Family of Funds.  Mr. Souede is a partner in Souede and Hodge Associates LLC which serves as general partner and investment manager to Ann Arbor Shareholders LP, a fund of funds investment partnership (“Souede and Hodge”).  Mr. Souede is a Shareholder in Arrowsmith LLC which serves as investment manager to Arrowsmith Fund Ltd., a BVI mutual fund, which is invested in other funds (“Arrowsmith”).  Prior to joining the Permal Group, Mr. Souede held a number of operating positions culminating in Acting Chief Financial Officer for Chemical Fabrics Corp. Mr. Souede holds an M.B.A. from the University of Michigan and is a Certified Public Accountant in the State of New York.

James R. Hodge, President & Chief Investment Officer

Mr. Hodge joined the Permal Group in 1987.  Mr. Hodge is responsible for asset allocation as well as performance monitoring and research and analysis of fund managers. In addition he is director, alternate director or on the advisory board of a number of independent offshore Portfolio Funds, including Japan Real Estate Recovery Fund and AXA Early Secondary Fund.  Mr. Hodge is a partner in Souede and Hodge Associates LLC and a managing Shareholder in Arrowsmith.  Prior to joining the Permal Group, Mr. Hodge held a number of positions culminating in Director of Cost Accounting during four years of employment with the New York Stock Exchange.  He was also the Controller of Biolectron, Inc., a privately held medical products company, for four years.  Mr. Hodge has an M.B.A. from Harvard Business School, a B.S. with highest distinction from Indiana University and additional coursework at the University of Chicago.  He is a Certified Public Accountant in the state of New Jersey.

Robert Kaplan, Executive Vice President

Mr. Kaplan joined the Permal Group in 1996 focusing on the discovery and identification of independent, investment managers including the analysis of their styles and strategies.  Mr. Kaplan later became involved and is currently responsible for ongoing asset allocation, performance monitoring and research.  He is also a member of Orion Biomedical Offshore Fund L.P.’s conflicts advisory committee.  Prior to joining the Permal Group, Mr. Kaplan was an audit manager at Ernst & Young in their financial services division.  Mr. Kaplan is a Certified Public Accountant in the state of New York.  Mr. Kaplan has an M.B.A. with honors from Columbia University in New York and a B.S. in accounting from the State University of New York at Albany.

Compensation

All Sub-Adviser portfolio managers are paid a base salary, with an opportunity to earn a bonus, which varies depending on job level and is set at the sole discretion of the Sub-Adviser’s compensation committee.  No Sub-Adviser portfolio managers are compensated on the basis of assets raised.  Wage and salary increases are based on merit and business conditions.  Length of service and cost of living may also be considered.  The Sub-Adviser conducts compensation reviews periodically, often following a performance review.

The Sub-Adviser also encourages ongoing education and provides time and monetary support for employees taking additional classes related to their job functions to improve their skills and knowledge base.  In addition, the Sub-Adviser provides employees with a 401(k) plan, and has a matching contribution program in connection with the 401(k) plan.

Other Accounts Managed by the Sub-Adviser

Certain portfolio managers of the Sub-Adviser who are primarily responsible for the day-to-day management of certain portions of the Master Fund’s assets also manage registered investment companies, other pooled investment vehicles and other accounts, as indicated below.  The following tables identify, as of April 30, 2008:  (i) the number of other registered investment companies, pooled investment vehicles and other accounts managed by these portfolio managers and the total assets of such companies, vehicles and accounts; and (ii) the number and total assets of such companies, vehicles and accounts with respect to which the advisory fee is based on performance.

The table below includes only those portfolio managers of the Sub-Adviser who are primarily involved in the portfolio management of the Master Fund’s assets:

Name of Portfolio Manager	Type of Accounts	Total # of Accounts Managed	Total Assets	# of Accounts Managed for which Advisory Fee is Based on Performance	Total Assets for which Advisory Fee is Based on Performance
Isaac R. Souede	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	35	$32.7 billion	24	$14.1 billion
	Other Accounts:	0	$0	0	$0
James R. Hodge	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	35	$32.7 billion	24	$14.1 billion
	Other Accounts:	0	$0	0	$0
Robert Kaplan	Registered Investment Companies:	0	$0	0	$0
	Other Pooled Investment Vehicles:	33	$32.4 billion	22	$13.9 billion
	Other Accounts:	0	$0	0	$0

Securities Ownership of Adviser Portfolio Managers

As of March 31, 2008, none of Isaac R. Souede, James R. Hodge or Robert Kaplan owned any securities in the Master Fund.

Investment Management Agreements and Sub-Advisory Agreements

The “Management Agreement” between the Manager and the Master Fund provides that the Manager will manage the operations of the Master Fund, subject to the supervision, the direction and approval of the Board and the objectives and the policies stated in this Prospectus.

Pursuant to the sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager and the Sub-Adviser, the Sub-Adviser serves as the sub-adviser to the Master Fund.  In this capacity, subject to the supervision of the Manager and the Board, the Sub-Adviser provides the day-to-day portfolio management with respect to the Master Fund’s assets.

Pursuant to the Management Agreement and the Sub-Advisory Agreement, the Manager and the Sub-Adviser, as applicable, manage the Master Fund’s investment portfolio, direct purchases and sales of portfolio securities and report thereon to the Master Fund’s officers and Trustees regularly. The Manager or the Sub-Adviser, as applicable, also provides the office space, facilities, equipment and personnel necessary to perform the following services for the applicable Fund: SEC compliance, including record keeping, reporting requirements and registration statements and proxies; supervision of Fund operations, including coordination of functions of the transfer agent, custodian, accountants, counsel and other parties performing services or operational functions for the Fund; and certain administrative and clerical services, including certain accounting services and maintenance of certain books and records.

Investment decisions for the Master Fund are made independently from those of other funds or accounts managed by the Manager or the Sub-Adviser. Such other funds or accounts may also invest in the same securities as the Master Fund.  If those funds or accounts are prepared to invest in, or desire to dispose of, the same security at the same time as the Master Fund, however, transactions in such securities will be made, insofar as feasible, for the respective funds and accounts in a manner deemed equitable to all.  In some cases, this procedure may adversely affect the size of the position obtained for or disposed of by the Master Fund or the price paid or received by the Master Fund. In addition, because of different investment objectives, a particular security may be purchased for one or more funds or accounts when one or more funds or accounts are selling the same security.

The Management Agreement and the Sub-Advisory Agreement each have an initial term of two years and continues in effect from year to year thereafter if such continuance is specifically approved at least annually by the Board or by a majority of the outstanding voting securities of the Master Fund, and in either event, by a majority of the Independent Trustees of the Master Fund’s Board with such Independent Trustees casting votes in person at a meeting called for such purpose.  The Board of the Master Fund or the holders of a majority of the Master Fund’s shares may terminate the Management Agreement or the Sub-Advisory Agreement on sixty days’ written notice without penalty and the Manager or the Sub-Adviser, as applicable, may terminate the agreement on ninety days’ written notice without penalty.  The Management Agreement and the Sub-Advisory Agreement, as applicable, will terminate automatically in the event of assignment (as defined in the 1940 Act).

Under the terms of the Management Agreement and the Sub-Advisory Agreement, the Manager or the Sub-Adviser, as applicable, shall not be liable for losses or damages incurred by the Master Fund, unless such losses or damages are attributable to the willful misfeasance, bad faith or gross negligence on the part of the Manager or the Sub-Adviser, as applicable, or from reckless disregard by them of their obligations and duties under the relevant agreement.

In consideration of the advisory and other services provided by the Manager to the Master Fund pursuant to the Management Agreement, the Master Fund will pay the Manager a management fee (the “Management Fee”), accrued monthly and payable monthly, equal to 1.00% on an annualized basis of the Master Fund’s Managed Assets as of each month-end.  In the case of a partial month, the Management Fee is based on the number of days during the month in which the Manager invested Master Fund assets.

The Manager may waive and/or reimburse all or a portion of the Management Fee.  Any waiver or reimbursement would benefit the Shareholders, as well as other investors in the Master Fund, on an equal and pro rata basis.  There can be no assurance that the Manager will waive or reimburse any portion of the Management Fee.

For its services, the Manager will pay an amount equal to 0.70% of the Management Fee it receives from the Master Fund to the Sub-Adviser.  No advisory fee will be paid by the Master Fund directly to the Sub-Adviser.

Item 9.1(c)	Portfolio Management

See response to item 9.1(b) above.

Item 9.1(d)	Administrators

PFPC Inc. serves as the Administrator of the Master Fund and has the responsibility for providing administrative, accounting, transfer agency and investor-related services, and for assisting the Master Fund with its operational needs, pursuant to an administration and accounting services agreement (the “Administration Agreement”).  Under the Administration Agreement, the Administrator is responsible for, among other things:  (1) maintaining a list of Shareholders and generally performing all actions related to the issuance and repurchase of Shares, if any; (2) providing the Master Fund with certain administrative, clerical, recordkeeping and bookkeeping services; (3) supervising the entities retained by the Master Fund, if any, to provide transfer agency services, services related to the payment of distributions, and accounting services; (4) computing the NAV of the

Master Fund; (5) preparing, or overseeing the preparation of, monthly, quarterly, semi-annual and annual financial statements of the Master Fund, quarterly reports of the operations of the Master Fund and maintaining information to facilitate the preparation of annual tax returns; (6) supervising regulatory compliance matters and preparing certain regulatory filings; and (7) performing additional services, as agreed upon, in connection with the administration of the Master Fund.  Subject to approval of the Board, the Administrator may from time to time delegate its responsibilities under the Administration Agreement to one or more parties selected by the Administrator.

In consideration of the services provided by the Administrator to the Master Fund, the Master Fund pays the Administrator a monthly fee at the annual rate of 0.075% of the first $200 million of the Master Fund’s aggregate net assets, 0.06% of the next $200 million of aggregate net assets, and 0.04% of the Master Fund’s aggregate net assets in excess of $400 million. The Master Fund also pays the Administrator certain fixed fees for tax preparation and other services (collectively with the asset based fee, the “Administrative Fee”). The Administrative Fee is paid out of and reduces the Master Fund’s net assets.

Item 9.1(e)	Custodians

PFPC Trust Company, located at 8800 Tinicum Boulevard, Philadelphia, Pennsylvania, serves as the custodian for the Master Fund pursuant to a custodian agreement (“Custodian Agreement”) under which the Custodian maintains a separate account in the name of the Master Fund, holds and transfers portfolio securities on account of the Master Fund, accepts receipts and makes disbursements of money on behalf of the Master Fund, collects and receives all income and other payments and distributions on account of the Master Fund’s securities, maintains the Master Fund’s subscription agreements from investments made in the Portfolio Funds, and makes periodic reports to the Board concerning the Master Fund’s operations. The Custodian shall also serve as the escrow agent with respect to monies received from prospective Shareholders for the purchase of Shares and monies held pending payment to Shareholders in connection with repurchases of Shares.

In consideration of such services, the Master Fund will pay the Custodian a fee at an annual rate of 0.03% of the Master Fund’s average gross assets, plus certain transaction fees and out-of-pocket expenses.

Item 9.1(f)	Expenses

The Manager will provide, or will arrange at its expense for the provision of, certain management and administrative services to the Master Fund.  Among those services are providing office space and other support services; maintaining and preserving certain records; preparing and filing various materials with state and U.S. federal regulators; providing legal and regulatory advice in connection with management and administrative services; and reviewing and arranging for payment of the Master Fund’s expenses.

Fund expenses will include investment-related expenses, including, but not limited to, the Management Fee, brokerage commissions, dealer mark-ups, and other transactions costs on cash management; interest expense on any borrowings; and any subscription or redemption charges imposed by the Portfolio Funds.

The Manager and the Sub-Adviser bear all of their expenses and their own costs incurred in providing investment advisory services to the Master Fund, including travel and other expenses related to the selection and monitoring of Portfolio Funds.  In addition, the Manager is responsible for the payment of the compensation and expenses of those Trustees and officers of the Funds affiliated with the Manager, and making available, without expense to the Master Fund, the services of such individuals, subject to their individual consent to serve and to any limitations imposed by law.

The Portfolio Funds will bear various fees and expenses in connection with their operations. These fees and expenses are similar to those incurred by the Master Fund.  In addition, the Portfolio Funds will pay asset-based fees to their Portfolio Managers and generally may pay performance-based fees or allocations to their Portfolio Managers, which effectively reduce the investment returns of the Portfolio Funds.  These expenses, fees, and allocations are in addition to those incurred by the Master Fund. As an investor in the Portfolio Funds, the Funds will indirectly bear a portion of the expenses and fees of the Portfolio Funds.

Item 9.1(g)	Affiliated Brokerage

The Master Fund anticipates that it will execute many of its transactions directly with the Portfolio Funds and that such transactions ordinarily will not be subject to brokerage commissions.  In some instances, however, the Master Fund may incur expenses in connection with effecting its portfolio transactions, including the payment of brokerage commissions or fees payable to Portfolio Funds or parties acting on behalf of, or at the direction of, Portfolio Funds.  The Master Fund will typically have no obligation to deal with any broker or group of brokers in executing transactions.

The Master Fund will bear any commissions or spreads in connection with its portfolio transactions.  In selecting brokers and dealers to effect transactions on behalf of the Master Fund, the Sub-Adviser will seek to obtain the best price and execution for the transaction, taking into account factors such as price, size of order, difficulty of execution and the operational facilities of a brokerage firm and the firm’s risk in positioning a block of securities.  While the Sub-Adviser generally will seek reasonably competitive commission rates, the Master Fund will not necessarily be paying the lowest commission available on each transaction.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best overall terms available for the Master Fund.  The Sub-Adviser will evaluate the overall reasonableness of brokerage commissions paid based upon its knowledge of available information as to the general level of commission paid by other institutional investors for comparable services.  The Manager will utilize the same criteria in executing any portfolio transactions on behalf of the Funds.

The Portfolio Funds

The Portfolio Funds incur transaction expenses in the management of their portfolios, which will decrease the value of the Master Fund’s investment in the Portfolio Funds.  In view of the fact that the investment program of certain of the Portfolio Funds may include trading as well as investments, short-term market considerations will frequently be involved.  It is anticipated that the turnover rates of the Portfolio Funds may be substantially greater than the turnover rates of other types of investment vehicles.  In addition, the order execution practices of the Portfolio Funds may not be transparent to the Master Fund.  Each Portfolio Fund is responsible for placing orders for the execution of its portfolio transactions and for the allocation of its brokerage.  The Sub-Adviser will have no direct or indirect control over the brokerage or portfolio trading policies employed by the investment advisers of the Portfolio Funds.  The Sub-Adviser expects that each Portfolio Fund will generally select broker-dealers to effect transactions on the Portfolio Fund’s behalf substantially in the manner set forth below.

Each Portfolio Fund generally will seek reasonably competitive commission rates.  However, Portfolio Funds will not necessarily pay the lowest commission available on each transaction, and may engage in transactions with broker-dealers based on different criteria than those considered by the Master Fund. Portfolio Funds may not be subject to the same regulatory restrictions on principal and agency transactions.  It is anticipated that some Portfolio Funds may effect principal or agency transactions through affiliates of the Master Fund, including LMIS or its affiliates.  The Master Fund will indirectly bear the commissions or spreads in connection with the portfolio transactions of the Portfolio Funds.

No guarantee or assurance can be made that a Portfolio Fund’s brokerage transaction practices will be transparent or that the Portfolio Fund will establish, adhere to, or comply with its stated practices. However, as the Portfolio Funds are not investment companies registered under the 1940 Act, they may select brokers on a basis other than that outlined above and may receive benefits other than research or that benefit the Portfolio Funds’ investment adviser or its affiliates rather than the Portfolio Funds.

As with the Master Fund, Portfolio Funds may make investments directly in the issuers of their underlying securities, and in some instances may not be subject to transaction expenses.

Item 9.2.	Non-Resident Managers

Not applicable.

Item 9.3.	Control Persons

See response to item 19 below.

ITEM 10.	CAPITAL STOCK, LONG-TERM DEBT AND OTHER SECURITIES

Item 10.1.	Capital Stock

The Master Fund is a recently formed statutory trust under the laws of the State of Delaware and is registered under the 1940 Act as a closed-end, non-diversified management investment company.  The following is a summary description of certain provisions of the Master Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”).

The Declaration of Trust provides that the Master Fund may issue up to an unlimited number of shares.  The shares will be duly authorized, fully paid and nonassessable.  Shareholders are entitled to receive distributions when authorized by the Board of Trustees and declared by the Master Fund out of assets legally available for the payment of distributions.  They also are entitled to share ratably in the assets legally available for distribution to shareholders in the event of liquidation, dissolution or winding up, after payment of, or adequate provision for, all of the Fund’s known debts and liabilities.  These rights are subject to the preferential rights of any other class of the Master Fund.

Each outstanding Share entitles the holder to one vote on all matters submitted to a vote of Shareholders, including the election of Trustees.

No Right of Redemption. No Shareholder (or other person holding a Share or a portion of a Share acquired from a Shareholder) will have the right to require the Master Fund to redeem any of its Shares.  No public market exists for the Shares, and none is expected to develop in the future.

Share Repurchases. The Board may, from time to time and in its sole discretion, determine to cause the Master Fund to offer to repurchase Shares from Shareholders pursuant to written tender offers by Shareholders.  The Adviser anticipates that it will recommend to the Board to cause the Master Fund to conduct repurchase offers on a quarterly basis in order to permit the Legg Mason Permal Global Active Strategies Fund (the “Registered Fund”) and the Legg Mason Permal Global Active Strategies TEI Fund (the “TEI Fund”) to conduct repurchase offers for Shares.  However, there are no assurances that the Board will, in fact, decide to undertake any repurchase offer.  The Master Fund will make repurchase offers, if any, to all Shareholders, on the same terms, which may affect the size of the Master Fund’s repurchase offers.

Number of Trustees; Vacancies.  The Declaration of Trust provides that the number of Trustees may be established only by the Board of Trustees but may not be fewer than one or more than fifteen.  Accordingly, at such time, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, subject to any applicable requirements of the 1940 Act and the terms of any class.

Removal of Trustees.  The Declaration of Trust provides that a Trustee may be removed only for cause and only by action taken by a majority of the remaining Trustees followed by the affirmative vote of at least 75% of the votes entitled to be cast generally in the election of trustees.  This provision, when coupled with the provision in the Declaration of Trust authorizing only the Board of Trustees to fill vacant trustee positions (unless otherwise required by the 1940 Act), precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Amendments to the Fund’s Declaration of Trust.     The Declaration of Trust may be restated or amended at any time by an instrument in writing signed by a majority of the Board of Trustees or a resolution adopted by a majority of the Board of Trustees and, if required by applicable law or the Declaration of Trust or the By-Laws, by approval of such amendment by the shareholders in accordance with the Declaration of Trust and By-Laws.  Any such restatement or amendment of the Declaration of Trust shall be effective immediately upon execution and approval.  The Declaration of Trust cannot be amended to impair the exemption from personal liability of the shareholders, Trustees, officers, employees and agents of the Trust or to permit assessments on shareholders.

Termination of the Trust.  The Declaration of Trust provides that the Trust may be dissolved only upon the approval of at least 80% of the Trustees.

Item 10.2.      Long-Term Debt

Not applicable.

Item 10.3.      General

Not applicable.

Item 10.4.      Taxes

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

                The following summary describes certain U.S. federal income tax consequences of the ownership of Shares as of the date hereof. The discussion set forth below is applicable to U.S. holders (as defined below).  Except where noted, this summary deals only with Shares held as capital assets. As used herein, the term “U.S. holder” means a holder of a Share that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

                Except where noted, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	an insurance company;
•	a tax-exempt organization;
•	a person holding Shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a partnership or other pass-through entity for U.S. federal income tax purposes; or
•	a person whose “functional currency” is not the United States dollar.

                This summary is based on the Code as in effect on the date of this prospectus, the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), rulings of the U.S. Internal Revenue Service (the “IRS”), and court decisions in existence on the date hereof, all of which are subject to change.  The Funds have not sought a ruling from the IRS or any other federal, state or local agency with respect to any of the tax issues affecting the Funds.

                If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding Shares, you should consult your tax sub-advisors.

                This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of Shares, you should consult your own tax sub-advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Partnership Status of the Registered Fund, the TEI Fund and the Master Fund

                The Trustees intend to operate each of the Registered Fund and the TEI Fund, and each Fund believes that it will be operated so as to be treated, as a partnership for U.S. federal income tax purposes that is not a publicly traded partnership taxable as a corporation, and the following discussion assumes such treatment.

                If it were determined that the Registered Fund or the TEI Fund should be treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (as a result of a successful challenge by the IRS, changes in the Code, the Treasury Regulations or judicial interpretations thereof, an adverse change in facts or otherwise), the taxable income of such Fund would be subject to corporate income tax when recognized by such Fund; distributions of such income, other than in certain redemptions of Shares, would be treated as dividend income when received by the Shareholders to the extent of the current or accumulated earnings and profits of such Fund; and Shareholders would not be entitled to report profits or losses realized by such Fund.

                The Master Fund also expects to be treated as a partnership for U.S. federal income tax purposes.  As entities treated as partnerships for tax purposes, the Registered Fund, the TEI Fund and the Master Fund are not themselves subject to U.S. federal income tax.  Each will file an annual partnership information return with the IRS that will report the results of its operations.  Each Shareholder will be required to report separately on its income tax return its allocable share of the Registered Fund’s or the TEI Fund’s net long-term capital gain or loss, net short-term capital gain or loss and all other items of ordinary income or loss.  Neither the Registered Fund nor the TEI Fund presently intends to make periodic distributions of its net income or gains, if any, to Shareholders.  The amount and times of distributions, if any, will be determined in the sole discretion of each Fund’s Board.  Each Shareholder of the Registered Fund will be taxed on its distributive share of the Registered Fund’s taxable income and gain regardless of whether it has received or will receive a distribution from the Registered Fund.  Accordingly, each Shareholder of the Registered Fund should ensure that it has sufficient cash flow from other sources to pay all tax liabilities resulting from such Shareholder’s ownership of Shares in the Registered Fund.  Shareholders of the Registered Fund will also be allocated taxable gain based upon the timing of the recognition and allocation of such gain to the Master Fund, which could result in the allocation to a Shareholder of taxable gain recognized with respect to capital appreciation occurring prior to the Shareholder’s investment in the Registered Fund.  As discussed in more detail below, the TEI Fund is generally not expected to generate unrelated business taxable income (“UBTI”) and accordingly, tax-exempt Shareholders of the TEI Fund are generally not expected to be subject to U.S. federal income tax on their allocable share of the TEI Fund’s income or gains.

The Registered Fund

Taxation of the Portfolio Funds

                The Registered Fund invests in the Master Fund, which in turn generally invests in Portfolio Funds that are expected to be taxable as partnerships.  However, the Master Fund may invest from time to time in Portfolio Funds that are taxable as corporations.  The Portfolio Funds that are taxable as partnerships are not themselves subject to U.S. federal income tax.  The Registered Fund’s income will include its allocable share of the income, gain, loss, deduction and credit of the Master Fund’s investments in Portfolio Funds taxable as partnerships.  References below to positions held or transactions effected by the Registered Fund include its allocable share of the Master Fund’s interests in managed accounts and its allocable interest in positions held and transactions effected by the partnerships in which the Master Fund invests.

                In general, the Registered Fund will recognize taxable gain or loss when the Master Fund disposes of stock in a corporate Portfolio Fund.  Corporate Portfolio Funds that are organized in foreign jurisdictions will be subject to U.S. federal income tax on their net income that is effectively connected with a U.S. trade or business and will be subject to U.S. withholding tax on certain non-effectively connected U.S. source income.  Moreover, any corporate Portfolio Fund that is formed in a foreign jurisdiction will likely be treated as a “passive foreign investment company” (a “PFIC”), in which case, each Shareholder will be required to pay tax at ordinary income rates (as determined under Section 1291 of the Code) on its allocable share of any gain recognized on the sale of its indirect interest in the foreign corporate Portfolio Fund, plus a deemed interest charge (treated as an addition to tax) to reflect the deferral of income over the term for which the stock was held.  The deferred tax charge will not apply if the Master Fund elects to recognize its allocable share of any foreign corporate Portfolio Fund’s income and gain annually.  The Master Fund generally intends to make such an election when and to the extent available, but no assurances can be given that such election will be available or that if available the Master Fund will make such election.

Taxation of Shareholders

                Each Shareholder will be required to report on its U.S. federal income tax return, and will be taxed upon, its allocable share of each item of the Registered Fund’s income, gain, loss, deduction and credit for each taxable year of the Registered Fund ending with or within the Shareholder’s taxable year.  See “—Allocations of Income, Gain, Loss and Deduction” below.  Each item generally will have the same character and source (either U.S. or foreign), as though the Shareholder realized the item directly.  Shareholders must report these items regardless of the extent to which, or whether, they receive cash distributions from the Registered Fund for such taxable year.  Moreover, investments in certain securities, such as original issue discount obligations or preferred stock with redemption or repayment premiums, or in the stock of certain types of foreign corporations, such as a “controlled foreign corporation” (a “CFC”) or PFIC, could cause the Registered Fund, and consequently the Shareholders, to recognize taxable income without the Registered Fund or the Shareholders receiving any related cash distribution.  An investment in a PFIC could also, in the absence of a specific election, cause a Shareholder to pay a deferred tax and interest charge on taxable income that is treated as having been deferred.  In addition, because the net profits or net losses of the Registered Fund that are allocated to a Shareholder’s capital account reflect both gain and loss realized for U.S. federal income tax purposes and the unrealized appreciation and depreciation of investments, a Shareholder’s share of the taxable income of the Registered Fund in any year may be more or less than the amount of net profits or net losses allocated to the Shareholder’s capital account for that year.

FOR THE REASONS DESCRIBED ABOVE AND BECAUSE, AMONG OTHER THINGS, THE REGISTERED FUND IS NOT GENERALLY OBLIGATED, AND DOES NOT INTEND, TO MAKE DISTRIBUTIONS, SHAREHOLDERS MAY RECOGNIZE SUBSTANTIAL AMOUNTS OF TAXABLE INCOME IN EACH YEAR, THE TAXES ON WHICH ARE IN MATERIAL EXCESS OF ANY DISTRIBUTIONS FROM THE REGISTERED FUND.

                Shareholders will receive annual tax information necessary for completion of U.S. federal, state and local tax returns.  The Registered Fund intends to furnish to Shareholders such information as soon as practicable after receipt of the necessary information from the Portfolio Funds.  However, such annual tax information will likely be provided by the Registered Fund after April 15 of each year. Accordingly, Shareholders will likely need to file for extensions for the completion of their tax returns.

                In addition, the Registered Fund will not be in a position to independently verify the accuracy of tax information provided by the Portfolio Funds. In the event the IRS challenges tax positions taken by the Portfolio Funds, Shareholders of the Registered Fund could be adversely affected. In particular, Shareholders in the Registered Fund could be required to amend prior tax returns and include additional amounts of income not previously reported, and pay U.S. federal income tax at applicable rates (together with applicable penalties and interest, if any) if the tax information that Portfolio Funds provide to the Master Fund is materially inaccurate or otherwise changes as a result of a successful challenge by the IRS.

                Because the Registered Fund expects to be treated as a partnership for U.S. federal income tax purposes, the Registered Fund expects to deliver such tax information to Shareholders on IRS Form K-1 (not Form 1099). Given the Master Fund’s expected investments in numerous Portfolio Funds, the nature of the tax reporting on a Shareholder’s own U.S. federal income tax return of its allocable share of the

Registered Fund’s income, gain, loss, deduction or credit will be complicated, and the Shareholder will likely need the assistance of a certified public accountant or other tax professional to prepare its U.S. federal and state income tax returns. The Shareholder could experience an increase in the amount of fees payable to such tax professionals, and such increase could be material. Investors purchasing Shares in the Registered Fund for the first time late in the Registered Fund’s fiscal year (which is currently the calendar year) may wish to consider such expenses in deciding whether to purchase the Shares at such time or to delay the purchase until the beginning of the next fiscal year.

                The Code generally allows certain partnerships with 100 or more partners to elect to have a special set of rules and procedures apply that are intended to simplify the calculation and reporting of certain partnership items. The Registered Fund does not intend to make this election if it becomes available, but it reserves the right, in its sole discretion, to make the election.  In certain cases, it is possible that the election would have an adverse effect on the Shareholders.

Tax-Exempt Shareholders

                Because the Registered Fund, the Master Fund and any Portfolio Fund may incur debt in connection with the purchase of securities, futures and other investments, the Registered Fund may generate income that is taxable to tax-exempt Shareholders as UBTI.  Accordingly, tax-exempt investors should consider investing in the TEI Fund.  A tax-exempt Shareholder may also recognize UBTI if it incurs indebtedness to finance its investment in the Registered Fund, and it is possible that certain investments by the Registered Fund could result in UBTI, even if such investments are not debt financed.

                An individual retirement account may be required to pay income taxes, make estimated income tax payments, and file an income tax return for any taxable year in which it has UBTI.  To file an income tax return, an individual retirement account may need to obtain a taxpayer identification number.  The Registered Fund is not designed for investment by charitable remainder trusts and an investment in the Registered Fund is not likely to be appropriate for a charitable remainder trust.  A title-holding company will not be exempt from tax if it has certain types of UBTI, and the charitable contribution deduction for charitable lead trusts and other trusts under Section 642(c) of the Code may be limited for any year in which the trusts have UBTI.  Additional tax considerations may also be applicable to private foundations and private operating foundations.

                Prospective investors that are individual retirement accounts, title holding companies, private foundations, and private operating foundations, as well as any other tax-exempt investors, should consult their own tax advisers with respect to the tax consequences of investing in, and receiving UBTI from, the Registered Fund.

Distributions

                Distributions to a Shareholder by the Registered Fund, other than in liquidation of the Shareholder’s Shares in the Registered Fund, will not result in the recognition of gain or loss by such Shareholder, except that gain will be recognized to the extent that cash distributed exceeds the Shareholder’s adjusted tax basis in its Shares in the Registered Fund.  Any such gain recognized will generally be treated as capital gain.

                On the complete liquidation of a Shareholder’s Shares in the Registered Fund, a Shareholder that receives only cash will recognize gain or loss equal to the difference between the amount of cash received and such Shareholder’s adjusted tax basis for its Shares in the Registered Fund.  If a Shareholder receives cash and other property, or only other property, it will not recognize loss but will recognize gain to the extent that the amount of cash received exceeds the adjusted tax basis of its Shares in the Registered Fund.  Any gain or loss recognized will generally be treated as capital gain or loss.

Distributions of Property.  A partner’s receipt of a distribution of property from a partnership is generally not taxable.  However, under Section 731 of the Code, a distribution consisting of marketable securities generally is treated as a distribution of cash (rather than property) unless the distributing partnership is an “investment partnership” within the meaning of Section 731(c)(3)(C)(i) and the recipient is an “eligible partner” within the meaning of Section 731(c)(3)(C)(iii).  The Registered Fund (or the Master Fund) will determine at the appropriate time whether it qualifies as an “investment partnership.”  Assuming it so qualifies, if a Shareholder is an “eligible partner,” which term should include a Shareholder whose contributions to the Registered Fund consisted solely of cash, the rule treating a distribution of marketable securities as a distribution of cash would not apply.

Allocations of Income, Gain, Loss and Deduction

                Under the Declaration of Trust, the net profits or net losses of the Registered Fund for each accounting period are allocated among the capital accounts of the Shareholders without regard to the amount of income or loss actually recognized by the Registered Fund for U.S. federal income tax purposes.  The Declaration of Trust provides that items of taxable income, deduction, gain, loss or credit actually recognized by the Registered Fund for each taxable year generally are to be allocated for U.S. federal income tax purposes among the Shareholders pursuant to the principles of Treasury Regulations issued under Sections 704(b) and 704(c) of the Code, to reflect equitably the amounts of net profits or net losses of the Registered Fund allocated to the capital accounts of the Shareholders for the current and prior fiscal years.

                The Registered Fund may specially allocate items of taxable income and gain to a withdrawing Shareholder to the extent the book capital accounts of such Shareholder exceeds its adjusted tax basis in its Shares. There can be no assurance that, if the Registered Fund makes such a special allocation, the IRS will accept such allocation.  If such allocation is successfully challenged by the IRS, the Registered Fund’s income and gain allocable to the remaining Shareholders may be increased.

Tax Treatment of Portfolio Investments

                In General.  The Registered Fund expects that the Master Fund and the Portfolio Funds each will act as a trader or investor, and not as a dealer, with respect to its securities transactions.  A trader and an investor are persons who buy and sell securities for their own accounts.  A dealer, on the other hand, is a person who purchases securities for resale to customers rather than for investment or speculation.

                Generally, the gains and losses realized by a trader or an investor on the sale of securities are capital gains and losses.  Thus, subject to the treatment of certain currency exchange gains as ordinary income (see “ –Currency Fluctuations—`Section 988’ Gains or Losses” below) and certain other transactions described below, the Registered Fund expects that the gains and losses from the securities transactions of the Master Fund and the Portfolio Funds typically will be capital gains and capital losses.  These capital gains and losses may be long-term or short-term depending, in general, upon the length of time the Master Fund or Portfolio Fund, as the case may be, maintains a particular investment position and, in some cases, upon the nature of the transaction.  Property held for more than one year generally will be eligible for long-term capital gain or loss treatment.  The application of certain rules relating to short sales, to so-called “straddle” and “wash sale” transactions and to Section 1256 Contracts (defined below) may serve to alter the manner in which the holding period for a security is determined or may otherwise affect the characterization as short-term or long-term, and also the timing of the realization, of certain gains or losses.  Moreover, the straddle rules and short sale rules may require the capitalization of certain related expenses of the Master Fund.

                The Master Fund may realize ordinary income from dividends and accruals of interest on securities.  The Master Fund may hold debt obligations with “original issue discount.”  In such case, the Master Fund would be required to include amounts in taxable income on a current basis even though receipt of such amounts may occur in a subsequent year.  The Master Fund may also acquire debt obligations with “market discount.”  Upon disposition of such an obligation, the Master Fund generally would be required to treat gain realized as interest income to the extent of the market discount, which accrued during the period the debt obligation was held by the Master Fund.  Income or loss from transactions involving certain derivative instruments, such as swap transactions, will also generally constitute ordinary income or loss.  Moreover, gain recognized from certain “conversion transactions” will be treated as ordinary income.  Generally, a conversion transaction is one of several enumerated transactions where substantially all of the taxpayer’s return is attributable to the time value of the net investment in the transaction.

                Possible “Mark-to-Market” Election.  To the extent that the Registered Fund (or the Master Fund or any Portfolio Fund) is directly engaged in a trade or business as a trader in “securities,” it may elect under Section 475 of the Code to “mark-to-market” the securities held in connection with such trade or business.  Under such election, securities held by the Registered Fund (or the Master Fund or such Portfolio Fund) at the end of each taxable year will be treated as if they were sold by the Registered Fund (or the Master Fund or such Portfolio Fund) for their fair market value on the last day of such taxable year, and gains or losses recognized thereon will be treated as ordinary income or loss.  Moreover, even if the Registered Fund (or the Master Fund or any Portfolio Fund) determines that its securities activities will constitute trading rather than investing, there can be no assurance that the IRS will agree, in which case the Registered Fund (or the Master Fund or such Portfolio Fund) may not be able to “mark-to-market” its positions.

                Currency Fluctuations – “Section 988” Gains or Losses.  To the extent that its investments are made in securities denominated in a foreign currency, gain or loss realized by the Master Fund or a Portfolio Fund frequently will be affected by the fluctuation in the value of such foreign currencies relative to the value of the dollar.  Generally, gains or losses with respect to the investments in common stock of foreign issuers will be taxed as capital gains or losses at the time of the disposition of such stock.  However, under Section 988 of the Code, gains and losses on the acquisition and disposition of foreign currency (e.g., the purchase of foreign currency and subsequent use of the currency to acquire stock) will be treated as ordinary income or loss.  Moreover, under Section 988, gains or losses on disposition of debt securities denominated in a foreign currency, to the extent attributable to fluctuation in the value of the foreign currency between the date of acquisition of the debt security and the date of disposition, will be treated as ordinary income or loss.  Similarly, gains or losses attributable to fluctuations in exchange rates that occur between the time the Master Fund or a Portfolio Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time the Master Fund or Portfolio Fund actually collects such receivables or pays such liabilities may be treated as ordinary income or ordinary loss.

                The Master Fund or a Portfolio Fund may acquire foreign currency forward contracts, enter into foreign currency futures contracts and acquire put and call options on foreign currencies.  Generally, foreign currency regulated futures contracts and option contracts that qualify as “Section 1256 Contracts” (see “–Section 1256 Contracts” below), will not be subject to ordinary income or loss treatment under Section 988.  However, if the Master Fund or a Portfolio Fund acquires currency futures contracts or option contracts that are not Section 1256 Contracts, or any currency forward contracts, any gain or loss realized by the Master Fund or Portfolio Fund with respect to such instruments will be ordinary, unless

(i) the contract is a capital asset in the hands of the Master Fund or Portfolio Fund and is not a part of a straddle transaction and (ii) an election is made (by the close of the day the transaction is entered into) to treat the gain or loss attributable to such contract as capital gain or loss.

                Section 1256 Contracts.  In the case of Section 1256 Contracts, the Code generally applies a “mark-to-market” system of taxing unrealized gains and losses on such contracts and otherwise provides for special rules of taxation.  A Section 1256 Contract includes certain regulated futures contracts, certain foreign currency forward contracts, and certain options contracts.  Under these rules, Section 1256 Contracts held by the Master Fund or Portfolio Fund at the end of each taxable year of the Master Fund or Portfolio Fund are treated for U.S. federal income tax purposes as if they were sold by the Master Fund or Portfolio Fund for their fair market value on the last business day of such taxable year.  The net gain or loss, if any, resulting from such deemed sales (known as “marking-to-market”), together with any gain or loss resulting from actual sales of Section 1256 Contracts, must be taken into account by the Master Fund or Portfolio Fund in computing its taxable income for such year.  If a Section 1256 Contract held by the Master Fund or Portfolio Fund at the end of a taxable year is sold in the following year, the amount of any gain or loss realized on such sale will be adjusted to reflect the gain or loss previously taken into account under the “mark-to-market” rules.

                Capital gains and losses from such Section 1256 Contracts generally are characterized as short-term capital gains or losses to the extent of 40% thereof and as long-term capital gains or losses to the extent of 60% thereof.  Such gains and losses will be taxed under the general rules described above. Gains and losses from certain foreign currency transactions will be treated as ordinary income and losses. (See “–Currency Fluctuations—`Section 988’ Gains or Losses” above.)  If an individual taxpayer incurs a net capital loss for a year, the portion thereof, if any, which consists of a net loss on Section 1256 Contracts may, at the election of the taxpayer, be carried back three years.  Losses so carried back may be deducted only against net capital gain to the extent that such gain includes gains on Section 1256 Contracts.

                Mixed Straddle Election.  The Code allows a taxpayer to elect to offset gains and losses from positions which are part of a “mixed straddle.”  A “mixed straddle” is any straddle in which one or more but not all positions are Section 1256 Contracts.  The Master Fund (and any Portfolio Fund) may be eligible to elect to establish one or more mixed straddle accounts for certain of its mixed straddle trading positions.  The mixed straddle account rules require a daily “marking to market” of all open positions in the account and a daily netting of gains and losses from positions in the account.  At the end of a taxable year, the annual net gains or losses from the mixed straddle account are recognized for tax purposes. The application of the Treasury Regulations’ mixed straddle account rules is not entirely clear.  Therefore, there is no assurance that a mixed straddle account election by the Master Fund or Portfolio Fund will be accepted by the IRS.

                Short Sales.  Gain or loss from a short sale of property is generally considered as capital gain or loss to the extent the property used to close the short sale constitutes a capital asset in the Master Fund’s or Portfolio Fund’s hands.  Except with respect to certain situations where the property used to close a short sale has a long-term holding period on the date the short sale is entered into, gains on short sales generally are short-term capital gains.  A loss on a short sale will be treated as a long-term capital loss if, on the date of the short sale, “substantially identical property” has been held by the Master Fund or Portfolio Fund for more than one year.  In addition, these rules may also terminate the running of the holding period of “substantially identical property” held by the Master Fund or Portfolio Fund.

                Gain or loss on a short sale will generally not be realized until such time that the short sale is closed.  However, if the Master Fund or Portfolio Fund holds a short sale position with respect to stock, certain debt obligations or partnership interests that have appreciated in value, and it then acquires property that is the same as or substantially identical to the property sold short, the Master Fund or

Portfolio Fund generally will recognize gain on the date it acquires such property as if the short sale were closed on such date with such property.  Similarly, if the Master Fund or Portfolio Fund holds an appreciated financial position with respect to stock, certain debt obligations, or partnership interests and then enters into a short sale with respect to the same or substantially identical property, the Master Fund or Portfolio Fund generally will recognize gain as if the appreciated financial position were sold at its fair market value on the date it enters into the short sale.  The subsequent holding period for any appreciated financial position that is subject to these constructive sale rules will be determined as if such position were acquired on the date of the constructive sale.

                Foreign Taxes.  It is possible that certain dividends and interest directly or indirectly received by the Master Fund or Portfolio Fund from sources within foreign countries will be subject to withholding taxes imposed by such countries.  In addition, the Master Fund or a Portfolio Fund may also be subject to capital gains taxes in some of the foreign countries where they purchase and sell securities.  Tax treaties between certain countries and the United States may reduce or eliminate such taxes.

Deductibility of Fund Investment Expenditures

                Subject to certain exceptions, all miscellaneous itemized deductions, as defined by the Code, of an individual taxpayer, and certain of such deductions of an estate or trust, including in each case a partner’s allocable share of any such deductions with respect to expenses incurred by a partnership, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, expenses that are miscellaneous itemized deductions are not deductible by a non-corporate taxpayer in calculating its alternative minimum tax liability. The foregoing limitations on deductibility do not apply to deductions attributable to a trade or business. The trading of stocks or securities is generally considered engaging in a trade or business for this purpose while investing in stocks or securities is generally not so considered.

                At the end of each taxable year the Registered Fund will determine the extent to which its expenses are attributable to a trade or business or are miscellaneous itemized deductions. The manager or other authorized person of each entity taxed as a partnership will make this determination for such entity. There can be no assurance that the IRS will agree with such determinations.

                Organizational and operating expenses of the Registered Fund, including the Management Fee and any other amounts treated as compensation paid to the Manager or Sub-Adviser, as well as certain investment expenses of the Registered Fund, to the extent not attributable to a trade or business, may be treated as miscellaneous itemized deductions subject to the foregoing rules or may be required to be capitalized.

                Under Section 163(d) of the Code, “investment interest” expense of a non-corporate taxpayer (including in the case of a partner its allocable share of any such expense incurred by a partnership) is deductible only to the extent of such taxpayer’s “net investment income” (including in the case of a partner its allocable share of any net investment income of a partnership). Interest expense incurred by the Registered Fund should constitute “investment interest” and accordingly may be subject to the foregoing limitation.

Losses

                A Shareholder may deduct its allocable share of the Registered Fund’s losses only to the extent of such Shareholder’s adjusted tax basis for its Shares in the Registered Fund.  Under current law, the deduction of capital losses is limited to the extent of capital gains in the case of a corporation and to the extent of capital gains plus $3,000 in the case of an individual.

                The Code restricts the deductibility of losses from a “passive activity” against certain income which is not derived from a passive activity.  This restriction applies to individuals, personal service corporations and certain closely held corporations.  Pursuant to temporary Treasury Regulations issued by the Treasury Department, income or loss from securities trading or investing activity generally will not constitute income or loss from a passive activity.  Therefore, passive losses from other sources generally could not be deducted against a Shareholder’s share of such income and gain.

Tax Elections

                The Registered Fund may make various elections for U.S. federal income tax purposes which could result in certain items of income, gain, loss, deduction and credit being treated differently for tax and accounting purposes.

                The Code generally permits a partnership to elect to adjust the basis of its property on the sale or exchange of a partnership interest, the death of a partner and on the distribution of property to a partner (a “754 election”), except in certain circumstances in which such adjustments are mandatory. The general effect of such an election or mandatory adjustment is that transferees of partnership interests are treated as though they had acquired a direct interest in partnership assets. Any such election, once made, may not be revoked without the IRS’s consent. Although the Registered Fund may make this election (or any other elections permitted under the Code), because of the tax accounting complexities inherent in making this election to adjust the basis of the assets of the Registered Fund, it is unlikely that the Registered Fund would decide to make such an election unless circumstances existed which required such adjustments. The absence of this election and of the power to compel the making of such election may, in some circumstances, result in a reduction in value of Shares in the Registered Fund to a potential transferee.

Tax Returns

                The Registered Fund decides how to report the tax items on its information returns, and all Shareholders are required under the Code to treat the items consistently on their own returns, unless they file a statement with the IRS disclosing the inconsistency. In the event the income tax returns of the Registered Fund are audited by the IRS, the tax treatment of the Registered Fund’s income and deductions generally is determined at the partnership level in a single proceeding rather than by individual audits of the Shareholders.                serves as the Special Shareholder, who is designated as the “Tax Matters Partner,” and has considerable authority to make decisions affecting the tax treatment and procedural rights of all Shareholders. In addition, the Tax Matters Partner has the authority to bind certain Shareholders to settlement agreements and the right on behalf of all Shareholders to extend the statute of limitations relating to the Shareholders’ tax liabilities with respect to Fund items.

Certain Reporting Requirements

                Shareholders that own stock in foreign corporations (including indirectly through interests in a partnership) including CFCs and PFICs, may be subject to special information reporting requirements.  In addition, taxpayers engaging in certain transactions, including certain loss transactions above a threshold, may be required to include tax shelter disclosure information with their annual U.S. federal income tax return. It is possible the Registered Fund, the Master Fund or any of the Portfolio Funds may engage in transactions that subject the Registered Fund and potentially its Shareholders to such disclosure. A Shareholder disposing of Shares in the Registered Fund at a taxable loss may also be subject to such disclosure.  Potential investors should consult their own tax advisers regarding such reporting requirements.

State and Local Taxes

Prospective investors should also consider the potential state and local tax consequences of an investment in the Registered Fund.  In addition to being taxed in its own state or locality of residence, a Shareholder may be subject to tax return filing obligations and income, franchise and other taxes in jurisdictions in which the Registered Fund, the Master Fund or the Portfolio Funds operate.  The Registered Fund may be required to withhold state and local taxes on behalf of the Shareholders.  Any amount withheld generally will be treated as a distribution to each particular Shareholder.  However, an individual Shareholder may be entitled to claim a credit on his or her resident state income tax return for the income taxes paid to the nonresident jurisdictions.  Further, the Registered Fund (and the Master Fund and the Portfolio Funds) may be subject to state and/or local taxes.

Foreign Taxation

In general, the manner in which the Registered Fund, the Master Fund and the Portfolio Funds and their respective income will be subject to taxation in the various countries in which they conduct investment activities will depend on whether such fund is treated as having a trade or business in the particular country.  Although each of the Registered Fund and Master Fund will endeavor, to the extent consistent with achieving its management and investment objectives, to minimize the risk that it is treated as engaged in a trade or business in a particular country that might result in significant taxation, no assurance can be provided in this regard.  It is possible that certain amounts received from sources within foreign countries will be subject to withholding taxes imposed by such countries.  In addition, the Registered Fund, the Master Fund and the Portfolio Funds may also be subject to other withholding and capital gains, stamp duty or other taxes in some of the foreign countries where they purchase and sell securities.

The Shareholders will be informed by the Registered Fund as to their proportionate share of the foreign taxes paid or deemed paid by the Registered Fund, which they will be required to include in their income.  The Shareholders may be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or, if they itemize their deductions, a deduction (subject to the limitations generally applicable to deductions) for their share of such foreign taxes in computing their federal income taxes.

The TEI Fund

THE FOLLOWING IS PRIMARILY DIRECTED TO TAX-EXEMPT OR TAX-DEFERRED INVESTORS.  THE MANAGER DOES NOT BELIEVE THAT, IN MOST INSTANCES, AN INVESTMENT IN THE TEI FUND BY A TAXABLE U.S. INVESTOR IS ADVISABLE.  TAXABLE U.S. INVESTORS INTERESTED IN AN INVESTMENT SHOULD CONTACT THEIR TAX ADVISERS OR COUNSELORS TO DISCUSS WHETHER AN INVESTMENT IN THE REGISTERED FUND (WHICH HAS THE SAME INVESTMENT STRATEGY) WOULD BE BETTER SUITED FOR THEIR INVESTMENT NEEDS AND TAX SITUATION.

Classification of the Offshore Fund; Tax-Exempt Investors

The Offshore Fund, in which the TEI Fund invests, will be classified as an association taxable as a corporation for U.S. federal income tax purposes.

The Offshore Fund intends to conduct its affairs generally so that it will not be deemed to be engaged in a trade or business in the United States and, therefore, generally its income will not be treated as “effectively connected” with a U.S. trade or business carried on by the Offshore Fund. Section 864(b)(2) of the Code provides a safe harbor pursuant to which a foreign entity that engages in the United States in trading securities for its own account will not be deemed to be engaged in a U.S.

trade or business. The Master Fund, in which the Offshore Fund invests, intends generally to conduct its activities in a manner so as to meet the requirements of this safe harbor as well. If the activities are conducted in such a manner, the Master Fund’s securities trading activities are not expected to constitute a U.S. trade or business, and the Offshore Fund generally is not expected to be subject to the regular U.S. federal income tax on its allocable share of the Master Fund’s trading profits. However, certain of the activities of the Portfolio Funds in which the Master Fund invests may be determined to be outside the scope of this safe harbor, in which case the Offshore Fund may be considered to be engaged in a U.S. trade or business attributable to such Portfolio Funds.

If the Offshore Fund is not deemed to be engaged in a U.S. trade or business, then under present law, the Offshore Fund will not be subject to any U.S. federal income tax on its capital gains whether from sources within or outside the United States to the extent that the securities sold are not classified as “United States real property interests” within the meaning of Section 897 of the Code. Interests in certain Portfolio Funds, or in companies in which Portfolio Funds may invest, including shares in real estate investment trusts, may be classified as “United States real property interests” within the meaning of Code Section 897. In such cases, the gain from the sale of such “United States real property interests,” would be treated as “effectively connected” income subject to U.S. federal income tax as discussed below. In addition, the purchaser of such securities may be required to withhold a portion of the proceeds from such sale.

The Offshore Fund will generally be subject to a 30% U.S. withholding tax on dividends considered to be from sources within the United States.  Interest (including original issue discount) generally is not subject to the 30% withholding tax (unless such interest does not qualify as “portfolio interest” as defined in the Code).  The Offshore Fund does not expect to maintain cash reserves, but generally intends to invest any cash reserves that may exist in a manner so as not to be subject to 30% withholding.

To the extent the Offshore Fund is allocated income that is “effectively connected” with a trade or business carried on in the United States (e.g., as a result of activities of an investment in certain Portfolio Funds), the Offshore Fund will be subject to tax at a 35% rate on such income. Although the Master Fund monitors and attempts to analyze whether or not income it receives from Portfolio Funds might be “effectively connected” income, the Master Fund generally must rely upon each Portfolio Fund to report whether, and to what extent, income generated by such Portfolio Fund is effectively connected income. In addition, the Offshore Fund would generally be subject to a 30% U.S. branch profits tax on such income (after taking into account the 35% tax).  Income that is subject to the 35% tax and the subsequent 30% branch profits tax would not be subject to the 30% withholding tax described in the preceding paragraph.

The Sub-Adviser intends to manage the Master Fund’s (and consequently the Offshore Fund’s) receipt of effectively connected income in a manner taking into account the overall historical and estimated prospective returns of the Portfolio Funds, the diversification provided by the asset classes represented by such Portfolio Funds, the administrative burden of complying with applicable law regarding effectively connected income, and other factors. To the extent that Portfolio Funds generate significantly greater amounts of effectively connected income than past history or the Adviser’s current estimates would suggest, such administrative costs and applicable taxes could be material and returns could be negatively affected.

TEI Eligible Investors generally are exempt from U.S. federal income tax except to the extent that they have UBTI. UBTI is income from a trade or business unrelated to the trade or business regularly carried on by a tax-exempt entity. UBTI in excess of $1,000 (U.S.) in any year is taxable and may result in an alternative minimum tax liability. Tax-exempt investors should consult their own tax sub-advisors before purchasing Shares. It will be the responsibility of any tax-exempt investor investing in the TEI Fund to keep its own records with respect to UBTI and file its own IRS Form 990-T with respect thereto.

Various types of income, including dividends, interest, royalties, rents from real property (and incidental personal property) and gains from the sale of property other than inventory and property held primarily for sale to customers are excluded from UBTI so long as such income is not derived from debt-financed property. To the extent that the Offshore Fund holds property that constitutes debt-financed property (e.g., purchases securities on margin or through other means of leverage) or property primarily for sale to customers (“dealer” property) or becomes actively involved in trading securities, income attributable to such property or activity may constitute UBTI. However, such UBTI should not be attributable to Shareholders because the Offshore Fund will be classified for U.S. income tax purposes as an association taxable as a corporation and UBTI generally should not pass through or be deemed to pass through a corporation to its U.S. tax-exempt shareholders.

The Code provides several taxing regimes that have the effect of taxing U.S. persons currently on some or all of their pro rata share of the income of a foreign corporation, even though such income has not actually been distributed to them. These regimes involve the taxation of U.S. shareholders of PFICs and CFCs. Because all of the shares of the Offshore Fund will be held by the TEI Fund, which is a U.S. partnership for income tax purposes, the Offshore Fund will be considered a CFC for U.S. income tax purposes.

A “U.S. shareholder” (as defined below) of a CFC generally must include in income currently its pro rata share of, among other things, the CFC’s “Subpart F income,” whether or not currently distributed to such shareholder. “Subpart F income” includes various types of passive investment income such as dividends, interest, gains from the sale of stock or securities, and gains from futures transactions in commodities. A “U.S. shareholder” is generally defined as a U.S. person (including a U.S. partnership) that owns (or, after the application of certain constructive stock ownership rules, is deemed to own) 10% or more of the total combined voting power of all classes of stock entitled to vote of the foreign corporation.  Because the TEI Fund, a U.S. partnership, will own 100% of the stock of the Offshore Fund, the TEI Fund will be a U.S. shareholder for these purposes.

“Subpart F income” of a CFC that is currently taxed to a “U.S. shareholder” is not subject to tax again when actually distributed to such shareholder. Where income is taxable under both the PFIC and CFC regimes, the CFC regime is given precedence, and such income is taxed only once. In addition, a corporation will not be treated with respect to a shareholder as a PFIC during the “qualified portion” which is the portion of the shareholder’s holding period during which the shareholder is a “U.S. shareholder” (as defined above) and the corporation is a CFC.

Under current law applicable to U.S. tax-exempt entities, income attributed from a CFC or PFIC to a tax-exempt entity is taxable to a tax-exempt entity only if the income is attributed to particular categories of UBTI (for example, if the Offshore Fund were to generate certain insurance income as defined in Section 512(b)(17) of the Code). The Offshore Fund does not expect to generate UBTI of this type.  Accordingly, Subpart F income of the TEI Fund allocable to tax-exempt investors (subject to certain exceptions) should not constitute UBTI.

The foregoing discussion is intended to apply primarily to exempt organizations that are qualified plans. The UBTI of certain other exempt organizations may be computed in accordance with special rules. Further, certain types of tax-exempt entities under the Code, such as “charitable remainder trusts” that are required to make taxable distributions based upon income received from all sources, may be disadvantaged under the rules relating to CFCs and PFICs in a manner similar to taxable investors. Charitable remainder trusts are generally required, under their trust instruments and for purposes of qualifying under the Code for tax exemption, to make current distributions of all or a significant portion of their income. As an investor in a partnership that is a U.S. shareholder of a CFC, such a trust would be deemed to receive income each year from the CFC whether or not the CFC currently distributes such income. For these reasons, the TEI Fund may not be an appropriate investment for charitable remainder trusts.

Certain Reporting Requirements

Shareholders that own stock in foreign corporations (including indirectly through interests in a partnership) including CFCs and PFICs, may be subject to special information reporting requirements.  In addition, taxpayers engaging in certain transactions, including certain loss transactions above a threshold, may be required to include tax shelter disclosure information with their annual U.S. federal income tax return. It is possible the TEI Fund, the Offshore Fund, the Master Fund or any of the Portfolio Funds may engage in transactions that subject the TEI Fund and potentially its Shareholders to such disclosure. A Shareholder disposing of Shares in the TEI Fund at a taxable loss may also be subject to such disclosure.  Potential investors should consult their own tax advisers regarding such reporting requirements.

An excise tax and additional disclosure requirements may apply to certain tax-exempt entities that are parties to certain types of “prohibited tax shelter transactions.” A notice recently issued by the IRS provides that a tax-exempt investor in a partnership will generally not be treated as a party to a prohibited tax shelter transaction, even if the partnership engages in such a transaction, if the tax-exempt investor does not facilitate the transaction by reason of its tax-exempt, tax indifferent or tax-favored status. There can be no assurance, however, that the IRS or Treasury Department will not provide guidance in the future, either generally or with respect to particular types of investors, holding otherwise.

Failure to comply with the disclosure requirements described above can result in the imposition of penalties. Prospective investors are urged to consult with their own tax advisers with respect to the effect of these rules on an investment in the TEI Fund.

State and Local Taxation

In addition to the U.S. federal income tax consequences described above, prospective investors should consider potential state and local tax consequences of an investment in the TEI Fund. State and local tax laws differ in the treatment of partnerships such as the TEI Fund. A few jurisdictions may impose entity level taxes on a partnership if it is found to have sufficient contact with that jurisdiction. Such taxes are frequently based on the income and capital of the entity that is allocated to the jurisdiction. Although there can be no assurance, the TEI Fund intends to conduct its activities so that it will not be subject to entity level taxation by any state or local jurisdiction. In addition, a Shareholder may be subject to tax return filing obligations and other taxes in its own jurisdiction as well as the jurisdiction in which the TEI Fund operates. Prospective Shareholders should contact their tax adviser regarding the potential state and local tax consequences of an investment in the TEI Fund.

Cayman Islands Taxation

There is, at present, no direct taxation in the Cayman Islands and interest, dividends and gains payable to the Offshore Fund will be received free of all Cayman Islands taxes.  The Offshore Fund is registered as an “exempted company” pursuant to the Companies Law (as amended).  The Offshore Fund has applied for, and expects to receive, an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of twenty years from such date, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under the Offshore Fund, or to the shareholders thereof, in respect of any such property or income.

Item 10.5.      Outstanding Securities

As of the date of filing of this Registration Statement, there are 20,000 shares of the Master Fund outstanding.

Item 10.6.      Securities Ratings

Not applicable.

ITEM 11.       DEFAULTS AND ARREARS ON SENIOR SECURITIES

Not applicable.

ITEM 12.       LEGAL PROCEEDINGS

Not applicable.

ITEM 13.                      TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A.  Capitalized terms used in this Part B and not otherwise defined have the meanings give them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated by reference from the Registration Statements on Form N-2 of Legg Mason Permal Global Active Strategies Fund (the “Registered Fund”) and Legg Mason Permal Global Active Strategies TEI Fund (the “TEI Fund”), each as filed with the Securities and Exchange Commission (the “SEC”) on June 20, 2008 (collectively, the “Feeder Funds’ Registration Statements”).

ITEM 14.       COVER PAGE

Not applicable.

ITEM 15.       TABLE OF CONTENTS

Not applicable.

ITEM 16.       GENERAL INFORMATION AND HISTORY

Not applicable.

ITEM 17.       INVESTMENT OBJECTIVES AND POLICIES

Part A contains basic information about the investment objective, policies and limitations of the Master Fund.

ITEM 18.       MANAGEMENT

Information in response to this item is incorporated by reference from Item 9 in Part A and from the sections entitled “Trustees and Officers,” “Management of the Funds” and “Codes of Ethics” in the Prospectus included in the Feeder Funds’ Registration Statement.

ITEM 19.       CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

The Registered Fund and the TEI Fund each intends to invest substantially all of its assets in the Master Fund and may become a 5% holder of the Master Fund.  As of June 20, 2008, the trustees and officers of the Master Fund collectively owned less than one percent of the Master Fund’s Shares by value.  As of June 20, 2008, the following shareholders owned 5% or more of the Master Fund’s outstanding Shares by value:

Name	Address		Percentage of Ownership
Legg Mason Permal Global Active Strategies Fund		(1)	50%
Legg Mason Permal Global Active Strategies TEI Fund		(1)	50%

(1) The Registered Fund and the TEI Fund each have the same address as the Master Fund.

To the extent that any investor is the beneficial owner of more than 25% of the outstanding securities of the Master Fund, such investor may be deemed to be a “control person” of the Master Fund for purposes of the 1940 Act.

ITEM 20.       INVESTMENT ADVISORY AND OTHER SERVICES

Information on the investment advisory and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Funds,” “Administration,” “Custodian,” “Fund Expenses” and “Accountants and Legal Counsel” in the Prospectus included in the Feeder Funds’ Registration Statement.

ITEM 21.       PORTFOLIO MANAGERS

Information about the Master Fund’s portfolio managers is incorporated by reference from the section entitled “Management of the Funds” in the Prospectus included in the Feeder Funds’ Registration Statement.

ITEM 22.       BROKERAGE ALLOCATION AND OTHER PRACTICES

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Portfolio Transactions” in the Prospectus included in the Feeder Funds’ Registration Statement.

ITEM 23.       TAX STATUS

Information on the tax status of the Master Fund is incorporated by reference from the Section entitled “Certain Tax Considerations” in the Prospectus included in the Feeder Funds’ Registration Statement.

ITEM 24.       FINANCIAL STATEMENTS

The Master Fund’s financial statements are provided on the following pages.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Investors

Legg Mason Permal Global Active Strategies Master Fund:

We have audited the accompanying statement of assets and liabilities of Legg Mason Permal Global Active Strategies Master Fund as of June 16, 2008, and the related statement of operations for the one day period ended June 16, 2008. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of cash held as of June 16, 2008, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legg Mason Permal Global Active Strategies Master Fund as of June 16, 2008, and the results of its operations for the one day period ended June 16, 2008, in conformity with U.S. generally accepted accounting principles.

New York, New York

June 18, 2008

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES MASTER FUND

STATEMENT OF ASSETS AND LIABILITIES

June 16, 2008

ASSETS:

Cash	$200,000

Total Assets	200,000

LIABILITIES

Payable for organization expenses	95,000

Total Liabilities	95,000

Net Assets	$105,000

Net assets were comprised of:
Paid-in capital (Note 1)	$200,000

Net accumulated loss	(95,000)

Net assets, June 16, 2008	$105,000

See accompanying Notes to Financial Statements.

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES MASTER FUND
STATEMENT OF OPERATIONS

For the one day period ended June 16, 2008

Investment Income	$—

Expenses

Organization expenses (Note 2)	95,000

Less: Management fee waivers/reimbursements (Note 3)	—

Net Expenses	95,000

Net investment loss	$(95,000)

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

Note 1. Principal Business and Organization

Legg Mason Permal Global Active Strategies Master Fund (the “Master Fund”) is a recently formed statutory trust under the laws of the State of Delaware and is registered under the 1940 Act as a closed-end, non-diversified management investment company.  The Master Fund is a “master” fund in a “master-feeder” structure.  The Master Fund has the same investment objective as the feeder funds.  The Master Fund is a “fund of hedge funds” that provides a means for investors to participate in investments in underlying hedge funds and other investment pools (“Portfolio Funds”) that pursue a variety of alternative strategies.  Assets of the Master Fund are actively managed.

The Master Fund has not had any transactions other than those related to organizational matters and the sale of 20,000 shares of beneficial interest (“Shares”) to the feeder funds.

The Master Fund’s fiscal year-end will be March 31.

Note 2. Summary of Significant Accounting Policies

Basis of Accounting:  The accompanying Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States.

Organization Expenses:  Organization Expenses include, among other things, the cost of formation of the trust, including the cost of legal services pertaining to the organization and formation of the trust.  The Master Fund’s Organization Expenses were expensed by the Master Fund upon commencement of operations.  Organization costs of the Master Fund were $95,000 and borne indirectly by the investors in the feeder funds.

Use of Estimates: The preparation of the Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Income Taxes: The Master Fund will be classified as a partnership for U.S. federal income tax purposes.  No provision has been made in the accompanying Financial Statements as the individual partners are responsible for income taxes, if any.

Note 3.  Related Party Transactions

Legg Mason Partners Fund Advisor, LLC (the “Manager”), a limited liability company formed under the laws of the State of Delaware, serves as investment manager of the day-to-day operations of the feeder funds and the Master Fund.  The Manager is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The Manager is a wholly-owned subsidiary of Legg Mason, Inc. (“Legg Mason”).   In consideration of the management and other services provided by the Manager to the Master Fund, the Master Fund pays the Manager an annual fee of 1.00% (the “Management Fee”) of the Master Fund’s average managed assets.  The Management Fee is payable monthly.

The Manager may waive and/or reimburse all or a portion of the Management Fee. Any waiver or reimbursement would benefit the Shareholders, as well as other investors in the Master Fund, on an equal and pro rata basis.  There can be no assurance that the Manager will waive or reimburse any portion of the Management Fee.  However, pursuant to the Expense Limitation Agreement (as described below), the Manager has agreed to limit each feeder fund’s total ordinary operating expenses through June 30, 2009.

In addition, the Manager may pay a portion of the remaining Management Fee to entities that assist in the distribution of Shares and that may be affiliated with the Manager.

The Manager has entered into an agreement with each feeder fund whereby it has agreed to waive and/or reimburse each feeder fund’s expenses to the extent necessary to ensure that each feeder fund’s annualized ordinary operating expenses will not exceed 2.50% (the “Expense Limitation Agreement”).  The Expense Limitation Agreement will remain in effect through June 30, 2009 and may be renewed for additional periods.

Permal Asset Management Inc. (the “Sub-Adviser”), a corporation formed under the laws of the State of Delaware, is the investment sub-adviser of the Master Fund. The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act. Subject to the oversight of the Manager and the Master Fund’s Board, the Sub-Adviser provides the day-to-day portfolio management with respect to the Master Fund’s assets.

The Sub-Adviser is a member of the Permal Group and is owned indirectly by Permal Group Ltd., a holding company of an international financial group of companies.  Permal Group, Ltd. is a subsidiary of Legg Mason.

The Manager, and not the Master Fund, will pay 70% of the net Management Fee it receives to the Sub-Adviser for the investment advisory and day-to-day portfolio management services the Sub-Adviser provides to the Master Fund.

PART C

OTHER INFORMATION

ITEM 25.       FINANCIAL STATEMENTS AND EXHIBITS

(1)	Financial Statements:

The following financial statements are included in Part B of this Registration Statement:

(i) Statement of Assets and Liabilities, dated June 16, 2008

(ii) Statement of Operations

(2)	Exhibits

(a)(1)	Certificate of Trust – filed as an exhibit to the Registration Statement on Form N-2 filed on March 31, 2008 and incorporated herein by reference

(a)(2)	Agreement and Declaration of Trust – filed herein

(b)	By-Laws – filed herein

(c)	Not applicable

(d)	Exhibit (a)(2) is incorporated herein by reference

(e)	Not applicable

(f)	Not applicable

(g)(1)	Form of Management Agreement – filed herein

(g)(2)	Form of Subadvisory Agreement – filed herein

(h)	Not applicable

(i)	Not applicable

(j)	Form of Custodian Services Agreement – filed herein

(k)	Form of Administration and Accounting Services Agreement – filed herein

(l)	Not applicable

(m)	Not applicable

(n)	Consent of Independent Registered Public Accounting Firm

(o)	Not applicable

(p)	Not applicable

(q)	Not applicable

(r)(1)	Code of Ethics of the Legg Mason Partners Funds – filed herein

(r)(2)	Code of Ethics of Legg Mason & Co., LLC – filed herein

(r)(3)	Code of Ethics of Permal Asset Management Inc. – filed herein

ITEM 26.       MARKETING ARRANGEMENTS

Not applicable.

ITEM 27.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The approximate expenses in connection with the offering the Master Fund are minimal and are consolidated with those of the Registered Fund and the TEI Fund.

ITEM 28.       PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

No person is directly or indirectly controlled by or under common control with the Registrant, except that the Registrant may be deemed to be controlled by Legg Mason Partners Fund Advisor, LLC, the investment manager to the Registrant.  Additional information regarding the investment manager is set out on its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-66785).

ITEM 29.       NUMBER OF HOLDERS OF SECURITIES

Set forth below is the number of record holders as of June 20, 2008, of each class of securities of the Registrant:

Title of Class	Number of Record Holders
Shares of Beneficial Interests	2

ITEM 30.       INDEMNIFICATION

Section 5.2 of the Registrant’s Agreement and Declaration of Trust provides as follows:

(a)  The Trust hereby agrees to indemnify each person who at any time serves as a Trustee or officer of the Trust (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth in this Article V by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification.  The rights to indemnification set forth in this Declaration shall continue as to a person who has ceased to be a Trustee or officer of the Trust and shall inure to the benefit of his or her heirs, executors and personal and legal representatives.  No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

(b) Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d) The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Declaration, the By-Laws of the Trust, any statute, agreement, vote of Shareholders or Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he or she may be lawfully entitled.

(e) Subject to any limitations provided by the 1940 Act and this Declaration, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Trust or serving in any capacity at the request of the Trust to the full extent corporations organized under the Delaware General Corporation Law may indemnify or provide for the advance payment of expenses for such Persons, provided that such indemnification has been approved by a majority of the Trustees.

ITEM 31.       BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

Information as to the directors and officers of Legg Mason Partners Fund Advisor, LLC, the Registrant’s investment adviser (the “Manager”), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Manager in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-66785) filed under the Investment Advisers Act of 1940 and is incorporated herein by reference thereto.

Information as to the directors and officers of Permal Asset Management Inc., LLC, the Registrant’s investment sub-adviser (the “Adviser”), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-61864) filed under the Investment Advisers Act of 1940 and is incorporated herein by reference thereto.

ITEM 32.       LOCATION OF ACCOUNTS AND RECORDS

All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are maintained at the offices of (1) the Registrant, (2) the Registrant’s Adviser and (3) the Registrant’s Administrator.  The address of each is as follows:

1. 55 Water Street, New York, NY 10041

2. 900 Third Avenue, New York, NY 10022

3. 8800 Tinicum Boulevard, 4th Floor, Philadelphia, PA 19151

ITEM 33.       MANAGEMENT SERVICES

Not applicable.

ITEM 34.       UNDERTAKINGS

Not applicable.

SIGNATURES

Pursuant to requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York and the State of New York on the 20th day of June 2008.

LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES MASTER FUND

By:	/s/ Robert I. Frenkel
Name: Robert I. Frenkel
Title: Secretary

EXHIBIT INDEX

(a)(2)	Agreement and Declaration of Trust
(b)	By-Laws
(g)(1)	Form of Management Agreement
(g)(2)	Form of Subadvisory Agreement
(j)	Form of Custodian Services Agreement
(k)(1)	Form of Administration and Accounting Services Agreement
(n)	Consent of Independent Registered Public Accounting Firm
(r)(1)	Code of Ethics of the Legg Mason Partners Fund
(r)(2)	Code of Ethics of Legg Mason & Co., LLC
(r)(3)	Code of Ethics of Permal Asset Management, Inc.